As filed with the Securities and Exchange Commission on March 14, 2016

Registration No. 333-186210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 ON

FORM S-3

TO

FORM S-4 (FILE NO. 333-186210)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hemisphere Media Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	80-0885255 (I.R.S. Employer Identification No.)

Hemisphere Media Group, Inc.

2000 Ponce de Leon Boulevard

Suite 500

Coral Gables, FL 33134

(305) 421-6364

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan J. Sokol

Chief Executive Officer

2000 Ponce de Leon Boulevard

Suite 500

Coral Gables, FL 33134

(305) 421-6364

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tracey A. Zaccone, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale of securities to the public:

From time to time after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 on Form S-3 (“Amendment No. 4” or the “Registration Statement”) is being filed pursuant to Section 10(a)(3) of the Securities and Exchange Act of 1933, as amended (the “Exchange Act”) to update the Registration Statement on Form S-4 (File No. 333- 186210), which was previously declared effective by the Securities and Exchange Commission (the “SEC”) on May 7, 2013, to include the audited financial statements hereto included in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 14, 2016, and to update certain other information.  This Amendment No. 4 relates to the public offering of shares of Class A common stock of the Registrant upon exercise of certain warrants, as contemplated by the Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-4 (File No. 333-186210) (“Amendment No. 1”), Post-Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form S-4 (File No. 333-186210) (“Amendment No. 2”) and Post-Effective Amendment No. 3 on Form S-1 to the Registration Statement on Form S-4 (File No. 333-186210) (“Amendment No. 3” and, together with Amendment No. 1 and Amendment No. 2, the “Prior Registration Statement”), and is being filed in order to maintain the effectiveness of the Prior Registration Statement to the extent that such Prior Registration Statement pertains to the shares of the Registrant’s Class A common stock issuable upon exercise of such warrants. All applicable registration fees were paid in connection with the filing of the prior Registration Statement.

The Registrant herby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

7,333,334 Shares

HEMISPHERE MEDIA GROUP, INC.

Hemisphere Class A Common Stock

This prospectus relates to the issuance by us of up to 7,333,334 shares of Class A common stock, par value $0.0001 per share (“Hemisphere Class A common stock”), upon the exercise of warrants that became exercisable for shares of Hemisphere Class A common stock upon the consummation of the transactions (collectively, the “Transaction”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), by and among us, Hemisphere Merger Sub I, LLC, a Delaware limited liability company and our indirect wholly-owned subsidiary (“WAPA Merger Sub”), Hemisphere Merger Sub II, Inc., a Delaware corporation and our indirect wholly-owned subsidiary (“Azteca Merger Sub”), Hemisphere Merger Sub III, Inc., a Delaware corporation and our indirect wholly-owned subsidiary, Azteca Acquisition Corporation, a Delaware blank check corporation (“Azteca”), WAPA Holdings, LLC, (f/k/a InterMedia Español Holdings, LLC), a Delaware limited liability company (“WAPA Holdings”), and Cine Latino, Inc., a Delaware corporation (“Cinelatino”), at an exercise price of $6.00 per half-share (each, a “Warrant” and collectively, the “Warrants”). Each Warrant entitles the holder thereof to purchase one-half share of Hemisphere Class A common stock upon payment of the exercise price of $6.00 per half-share. A warrantholder may exercise its warrants only for a whole number of shares of Hemisphere Class A common stock and therefore only an even number of warrants may be exercised at any given time by the registered warrantholder. For example, if a registered warrantholder holds one warrant to purchase one-half of a share of Hemisphere Class A common stock, such warrant shall not be exercisable. If a registered warrantholder holds two warrants, such warrants shall be exercisable for one share of Hemisphere Class A common stock. We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of Hemisphere Class A common stock. Hemisphere Class A common stock is listed on the Global Market of The NASDAQ Stock Market (“NASDAQ”) under the symbol “HMTV.” The Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “HMTVW.” On March 11, 2016, the closing sales prices of Hemisphere Class A common stock and Warrants were $13.69 and $0.98, respectively.

Investing in Hemisphere Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2016.

ABOUT THIS PROSPECTUS

This document, which forms part of a post-effective amendment on Form S-3 to a Registration Statement on Form S-4 filed with the SEC by Hemisphere Media Group, Inc. (“Hemisphere” or the “Company”) (File No. 333-186210), constitutes a prospectus of Hemisphere under Section 5 of the U.S. Securities Act of 1933, as amended, or the Act, with respect to the shares of Hemisphere Class A common stock to be issued upon exercise of the Warrants. This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the SEC using a continuous registration process. You should read this prospectus, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference.”

This document contains registered and unregistered trademarks and service marks of Hemisphere and its affiliates, as well as trademarks and service marks of third parties. All brand names, trademarks and service marks appearing in this document are the property of their respective holders.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements about Hemisphere and its consolidated subsidiaries that do not directly or exclusively relate to historical facts. These statements are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment and current expectations, plans, assumptions and beliefs about future events (in each case subject to change) of our senior management and management of our subsidiaries (including target businesses) and involve a number of risks, uncertainties and other factors, some of which may be beyond our control that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” “potential,” “plan,” “forecast,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These include, but are not limited to, Hemisphere’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Forward-looking statements are not guarantees of performance. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition to the risk factors set forth in our Annual Report filed on Form 10-K incorporated herein by reference, those factors include:

•                  the reaction by advertisers, programming providers, strategic partners, the Federal Communications Commission (the “FCC”) or other government regulators to businesses that we acquire;

•                  the potential for viewership of our networks’ programming to decline or unexpected reductions in the number of subscribers to our networks;

•                  the risk that we may fail to secure sufficient or additional advertising and/or subscription revenue;

•                  the inability of advertisers or affiliates to remit payment to us in a timely manner or at all;

•                  the risk that we may become responsible for certain liabilities of the Acquired Cable Networks;

•                  future financial performance, including our ability to obtain additional financing in the future on favorable terms;

•                  the failure of our new or existing businesses to produce projected revenues or cash flows;

•                  reduced access to capital markets or significant increases in borrowing costs;

•                  our ability to successfully manage relationships with customers and distributors and other important relationships;

•                  continued consolidation of distributors in the marketplace;

•                  a failure to secure affiliate agreements or renewal of such agreements on less favorable terms;

•                  disagreements with our distributors over contract interpretation;

•                  our success in acquiring, investing in and integrating complementary businesses;

•                  the outcome of any pending or threatened litigation;

ii

•                  the loss of key personnel and/or talent or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past;

•                  strikes or other union job actions that affect our operations, including, without limitation, failure to renew our collective bargaining agreements on mutually favorable terms;

•                  changes in technology, including changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand (“VOD”), internet protocol television, mobile personal devices and personal tablets and their impact on subscription and television advertising revenue;

•                  the failure or destruction of satellites or transmitter facilities that we depend upon to distribute our networks;

•                  uncertainties inherent in the development of new business lines and business strategies;

•                  changes in pricing and availability of products and services;

•                  changes in the nature of key strategic relationships with partners and distributors;

•                  the ability of suppliers and vendors to deliver products, and services;

•                  fluctuations in foreign currency exchange rates and political unrest and regulatory changes in the international markets in which we operate;

•                  the deterioration of general economic conditions, either nationally or in the local markets in which we operate, including, without limitation, the Commonwealth of Puerto Rico;

•                  changes in the size of the U.S. Hispanic population, including the impact of federal and state immigration legislation and policies on both the U.S. Hispanic population and persons emigrating from Latin America;

•                  changes in, or failure or inability to comply with, government regulations including, without limitation, regulations of the FCC, and adverse outcomes from regulatory proceedings; and

•                  competitor responses to our products and services.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to Hemisphere or any person acting on Hemisphere’s behalf are qualified by these cautionary statements.

The forward-looking statements are based on current expectations about future events and are not guarantees of future performance. Although Hemisphere believes that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. Hemisphere may change its intentions, beliefs or expectations at any time and without notice. Hemisphere is not under any duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” in this prospectus and in Item 1A of Part I of our Annual Report on Form 10-K incorporated by reference herein.

iii

All references in this prospectus to:

•                  “Acquired Cable Networks” refers to (i) HMTV Pasiones US, LLC, a Delaware limited liability company and HMTV Pasiones LatAm, LLC, a Delaware limited liability company, (ii) HMTV Centroamerica TV, LLC, a Delaware limited liability company and (iii) HMTV TV Dominicana, LLC, a Delaware limited liability company.

•                  “Amended Azteca Warrants” refers to Azteca warrants that, by action of the Warrant Amendment, became exercisable for one-half of the number of shares of common stock of Azteca at an exercise price of $6.00 per half-share; at the effective time of the Transaction, all of the Amended Azteca Warrants outstanding immediately prior to the consummation of the Transaction were automatically converted into the right to acquire shares of Hemisphere Class A common stock on the same terms as were in effect with respect to the Amended Azteca Warrants immediately prior to the consummation of the Transaction;

•                  “Azteca” refers to Azteca Acquisition Corporation, a Delaware blank check corporation;

•                  “Azteca common stock” refers to the common stock, par value $0.0001 per share, of Azteca;

•                  the “Azteca Merger” refers to the merger of Azteca Merger Sub with and into Azteca, with Azteca as the surviving entity, as contemplated by the Merger Agreement;

•                  “Azteca Merger Sub” refers to Hemisphere Merger Sub II, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Hemisphere prior to the consummation of the Transaction;

•                  “Azteca’s Sponsor” refers to Azteca Acquisition Holdings, LLC, a Delaware limited liability company;

•                  “Azteca warrants” refers, collectively to the Public Warrants and the Sponsor Warrants;

•                  “Cinelatino” refers to Cine Latino, Inc., a Delaware corporation;

•                  the “Cinelatino Stockholders” refers to InterMedia Cine Latino, LLC, Cinema Aeropuerto and James M. McNamara;

•                  “Cine Merger Sub” refers to Hemisphere Merger Sub III, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Hemisphere prior to the consummation of the Transaction;

•                  “Cinema Aeropuerto” refers to Cinema Aeropuerto, S.A. de C.V., a Mexican Sociedad Anonima de Capital Variable (variable capital corporation);

•                  “Hemisphere” refers to Hemisphere Media Group, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Cinelatino prior to the consummation of the Transaction (that became the parent holding company following the Transaction);

•                  “Hemisphere Class A common stock” refers to Class A common stock, par value $0.0001 per share, of Hemisphere;

•                  “Hemisphere Class B common stock” refers to Class B common stock, par value $0.0001 per share, of Hemisphere;

•                  “Hemisphere warrants” refers to the Warrants of Hemisphere issued upon conversion of the Amended Azteca Warrants upon the consummation of the Transaction.

•                  the “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of January 22, 2013, among Azteca, Hemisphere, WAPA, Cinelatino, WAPA Merger Sub, Azteca Merger Sub and Cine Merger Sub;

•                  “Public Warrants” refers to the warrants, each of which was exercisable for one share of Azteca common stock, issued in Azteca’s initial public offering;

•                  “Public Warrantholders” refers to holders of Public Warrants;

•                  “Seller Warrants” refers to 2,333,334 warrants that were issued by Hemisphere to the WAPA/Cinelatino Investors upon the consummation of the Transaction;

•                  “Sponsor Warrants” refers to the 4,666,667 warrants issued to Azteca’s Sponsor pursuant to the Warrant Agreement at the time of Azteca’s initial public offering;

•                  the “Transaction” refers collectively to the mergers of WAPA and WAPA Merger Sub, Azteca and Azteca Merger Sub, and Cinelatino and Cine Merger Sub, resulting in Azteca, WAPA and Cinelatino becoming indirect wholly-owned subsidiaries of Hemisphere, as contemplated by the Merger Agreement;

•                  “Warrant Agreement” refers to the Warrant Agreement, dated as of June 29, 2011, between Azteca and Continental Stock Transfer & Trust Company, as warrant agent;

•                  “Warrant Amendment” refers to an amendment to the Warrant Agreement pursuant to which, among other things, each of the Azteca Warrants outstanding immediately prior to the consummation of the Transaction (including all of the Sponsor Warrants) became exercisable for one-half of the number of shares of common stock of Azteca at an exercise price of $6.00 per half-share;

•                  “Warrants” refers to warrants that each entitle the holder thereof to purchase one-half share of Hemisphere Class A common stock at an exercise price of $6.00 per half-share;

•                  “WAPA” refers to Televicentro of Puerto Rico, LLC, a Delaware limited liability company;

•                  “WAPA Holdings” refers to WAPA Holdings, LLC (f/k/a Intermedia Español Holdings, LLC), a Delaware limited liability company;

•                  “WAPA Member” refers to InterMedia Partners VII, L.P., a Delaware limited partnership;

•                  “WAPA Merger Sub” refers to Hemisphere Merger Sub I, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Hemisphere prior to the consummation of the Transaction; and

•                  the “WAPA/Cinelatino Investors” refers collectively to the WAPA Member and the Cinelatino Stockholders prior to the consummation of the Transaction.

PROSPECTUS SUMMARY

The following summary highlights only selected information contained elsewhere in this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this prospectus and any applicable prospectus supplement, including each of the documents incorporated by reference herein, carefully and in their entirety. See the section entitled “Where You Can Find More Information” and “Information Incorporated by Reference.” Unless the context requires otherwise, the words “Hemisphere,” “we,” “company,” “us,” and “our” refer to Hemisphere Media Group, Inc. and our consolidated subsidiaries.

About Hemisphere

We are a leading U.S. Spanish-language media company serving the fast growing and highly attractive U.S. Hispanic and Latin American markets with five Spanish-language cable television networks distributed in the U.S., two Spanish-language cable television networks distributed in Latin America, and the #1-rated broadcast television network in Puerto Rico.

Headquartered in Miami, Florida, we own and operate the following leading Spanish-language networks and content production platform, including leading movie and telenovela channels, two of the most popular Hispanic entertainment genres, and the leading cable television networks targeting the second, third and fourth largest U.S. Hispanic groups:

Cinelatino:  the leading Spanish-language cable movie network with over 16 million subscribers across the U.S., Latin America and Canada, including 4.4 million subscribers in the U.S. and 11.9 million subscribers in Latin America. Cinelatino is programmed with a lineup featuring the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Driven by the strength of its programming and distribution, Cinelatino is the #1-rated Spanish-language cable movie network in the U.S. and the #2-rated Spanish-language cable television network in the U.S. overall.

WAPA: the leading broadcast television network and television content producer in Puerto Rico. WAPA has been the #1-rated broadcast television network in Puerto Rico for the last seven years. WAPA is Puerto Rico’s news leader and the largest local producer of entertainment programming, producing over 75 hours each week of programming that is aired on WAPA and WAPA America. Through WAPA’s multicast signal, we distribute WAPA2 Deportes, a leading sports television network in Puerto Rico, featuring Major League Baseball (MLB), National Basketball Association (NBA) and professional sporting events from Puerto Rico. Additionally, we operate WAPA.TV, the leading broadband news and entertainment website in Puerto Rico featuring news and content produced by WAPA.

WAPA America:  a cable television network serving primarily Puerto Ricans and other Caribbean Hispanics in the United States, collectively the second largest segment of the U.S. Hispanic population. WAPA America’s programming features news and entertainment offerings produced by WAPA. WAPA America is distributed in the U.S. to over 5.0 million subscribers.

Pasiones:  a cable television network dedicated to showcasing the best telenovelas and serialized dramas, licensed from the most important producers. Pasiones is distributed in the U.S. to 4.4 million subscribers and in Latin America to 10.2 million subscribers.

Centroamerica TV:  a cable television network targeting Central Americans, the third largest U.S. Hispanic group and the fastest growing segment of the U.S. Hispanic population. Centroamerica TV features the most popular news and entertainment from Central America, as well as, soccer programming from the top professional soccer leagues in the region. Centroamerica TV is distributed in the U.S. to 4.0 million subscribers.

Television Dominicana:  a cable television network targeting Dominicans living in the U.S., the fourth largest U.S. Hispanic group. Television Dominicana features the most popular news and entertainment from the Dominican Republic, as well as the professional winter baseball league from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.0 million subscribers.

Shares of Hemisphere Class A common stock, par value $0.0001 per share are publicly traded under the symbol “HMTV” on the Nasdaq Global Market (“NASDAQ”). Hemisphere warrants, exercisable for shares of Hemisphere Class A common stock (“Warrants”), are publicly traded on the Over-the-Counter Bulletin Board under the ticker symbol “HMTVW.”

Our principal executive offices are located at 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134, and our telephone number is (305) 421-6364. Our website address is www.hemispheretv.com. Information contained on our website is not a part of this prospectus.

The Transaction

Hemisphere was incorporated in Delaware on January 16, 2013. On April 4, 2013, Hemisphere completed a series of mergers pursuant to which WAPA Holdings, Cinelatino and Azteca, each became indirect wholly-owned subsidiaries of Hemisphere (the “Transaction”). Azteca, a special purpose acquisition vehicle, delivered the proceeds of a trust account raised in its 2011 initial public offering to Hemisphere in the Transaction. Since the consummation of the Transaction, Azteca has had no operations and was subsequently dissolved on December 31, 2013.

As a result of the Transaction, (i) former holders of Cinelatino common stock and the former holder of membership interests in WAPA Holdings received Hemisphere Class B common stock and Warrants, (ii) stockholders in Azteca received Hemisphere Class A common stock and (iii) the Azteca warrantholders received Warrants. In connection with the Transaction, Hemisphere listed its Class A common stock on NASDAQ under the symbol “HMTV.” The Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “HMTVW.” Pursuant to the Merger Agreement, Azteca, WAPA Holdings and Cinelatino each became indirect wholly-owned subsidiaries of Hemisphere.

The Transaction was accounted for by applying the acquisition method, which required the determination of the accounting acquirer, the acquisition date, the fair value of the purchase consideration to be transferred, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. ASC Topic 805-10, “Business Combinations—Overall” (“ASC 805-10”) provides that in identifying the acquiring entity in a business combination effected primarily through an exchange of equity interests, the acquirer is usually the entity that issues equity interests but all pertinent facts and circumstances must be considered in determining the acquirer. Other pertinent facts and circumstances to consider include the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity interests in the Transaction, including payment of any premium. Although Hemisphere issued the equity interests in the Transaction, since it was a new entity formed solely to issue these equity interests to effect the Transaction it would not be considered the acquirer and one of the combining entities that existed before the transaction must be identified as the acquirer. WAPA Holdings was the accounting acquirer because, among other reasons at the time of the Transaction, WAPA Holdings, through its parent company, InterMedia, one of our controlling stockholders, had (and continues to have) the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, as they will represent five of the nine directors on the combined entity board of directors, including the Chief Executive Officer.

As WAPA Holdings was the accounting acquirer (and legal acquiree), the Transaction was considered to be a reverse acquisition. Since WAPA Holdings issued no consideration in the Transaction, unless the fair value of accounting acquirees’ equity interests are more reliably measurable, the fair value of the consideration transferred by WAPA Holdings would be based on the number of shares WAPA Holdings would have had to issue to give owners of the other entities in the transaction the same percentage ownership in the combined entities that resulted from the Transaction. In this situation, since Azteca’s shares were publicly traded and they were one of the combining entities in this Transaction, the fair value of those shares was considered to be more reliably measurable than the fair value of WAPA Holdings’s shares and therefore was used to determine the fair value of the consideration transferred for the acquisition of Cinelatino, which was the other operating entity involved in the Transaction. The difference between the fair value of the consideration transferred and the fair value of Cinelatino’s identifiable assets and liabilities at the acquisition date was recorded as goodwill.

On April 1, 2014, Hemisphere closed on the acquisition of Pasiones, Centroamerica TV, and Television Dominicana (the “Cable Networks Acquisition”). The purchase price for the Cable Networks Acquisition and certain agreements entered into with Seller contemporaneously with the business combination was $101.9 million, and was funded with cash on hand. The Cable Networks Acquisition was accounted for by applying the acquisition method, which requires the determination of the fair value of the consideration transferred, the fair value of the assets and liabilities of the acquiree, and the measurement of goodwill pursuant to ASC Topic 805-10, “Business Combinations-Overall”.

Hemisphere’s consolidated financial statements are incorporated herein by reference to its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Warrant Amendment

Prior to the consummation of the Transaction, Azteca’s public warrantholders approved the Warrant Amendment, pursuant to which (i) each warrant to purchase Azteca common stock outstanding immediately prior to the closing of the Transaction (including all of the Sponsor Warrants) became exercisable for one-half of the number of shares of common stock of Azteca at an exercise price of $6.00 per half-share, (ii) each holder of Azteca warrants (including Sponsor Warrants) received, for each such warrant (in exchange for the reduction of shares for which such warrants are exercisable), $0.50 in cash, (iii) the obligation to reduce the warrant price upon the occurrence of certain transactions in which the consideration to be received includes securities of a private company was removed to permit the Azteca warrants amended by the Warrant Amendment to be treated as equity for reporting purposes, and (iv) the warrants, each exercisable for one share of Azteca common stock issued in Azteca’s initial public offering, became exercisable on a “cashless basis” at the election of Azteca under certain circumstances. Upon consummation of the Transaction, each Amended Azteca Warrant was converted into an equal number of Hemisphere warrants and became exercisable for shares of Hemisphere Class A common stock on the same terms as were in effect with respect to such Amended Azteca Warrants immediately prior to the consummation of the Transaction. The effect of the Warrant Amendment was to reduce the number of shares of Hemisphere Class A common stock issuable upon exercise of the warrants by half, thereby reducing the amount by which Hemisphere stockholders would otherwise have been diluted as a result of the exercise in full of the warrants. Pursuant to the Warrant Amendment, a warrantholder may exercise its Warrants only for a whole number of shares of Hemisphere Class A common stock and therefore only an even number of Warrants may be exercised at any given time by the registered warrantholder. For example, if a registered warrantholder holds one Warrant to purchase one-half of a share of Hemisphere Class A common stock, such Warrant shall not be exercisable. If a registered warrantholder holds two Warrants, such Warrants shall be exercisable for one share of Hemisphere Class A common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the specific risks set forth under “Risk Factors” in any applicable prospectus supplement, under “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus before making an investment decision. For more information, see “Where You Can Find More Information” and “Information Incorporated by Reference.”

Risks Related to the Warrants

This registration statement relating to the Hemisphere Class A common stock underlying the Warrants and a current prospectus may not be effective when an investor desires to exercise Warrants; in certain cases, these Warrants may be subject to “cashless exercise.” If an exemption from registration is not available, this may prevent an investor from being able to exercise its Warrants resulting in such Warrants expiring worthless.

Under the Warrant Agreement as amended by the Warrant Amendment, Hemisphere may but is not required to file with the SEC this registration statement for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of Hemisphere Class A common stock upon exercise of the Warrants, and cause such registration statement to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants. In addition, no Warrant will be exercisable and Hemisphere will not be obligated to issue Hemisphere Class A common stock upon exercise of a Warrant unless the common stock so issuable has been registered, qualified or deemed exempt under the securities laws of the state of residence of the registered warrantholder. If such warrantholder is unable to exercise its Warrants in a particular state, such holder may be forced to sell its Warrants and therefore lose the benefit of purchasing Hemisphere Class A common stock. Furthermore, the price such holder receives for its Warrant may not equal the difference between the exercise price and the stock price.

If Hemisphere later withdraws or does not maintain this registration statement’s effectiveness, Hemisphere will be required to permit holders to exercise their Warrants on a cashless basis. If an exemption from registration is not available, no Warrant will be exercisable on a cashless basis, and Hemisphere will not be obligated to issue any Hemisphere Class A common stock to holders seeking to exercise their Warrants, unless the issuance of Hemisphere Class A common stock upon such exercise are registered or qualified under the Securities Act and securities laws of the state of the exercising holder as described above. For additional circumstances under which the Warrants will not be exercisable, see the risk factor entitled “Pursuant to the Warrant Amendment, a warrantholder may exercise its Warrant for only a whole number of shares of Hemisphere Class A common stock.”

Warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to Hemisphere’s stockholders.

We issued Warrants to certain holders upon the consummation of the Transaction. To the extent such Warrants are exercised, additional shares of Hemisphere Class A common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Hemisphere Class A common stock. As of March 11, 2016, 80,100 Warrants had been exercised into 40,500 additional shares of Hemisphere Class A common stock.

Pursuant to the Warrant Amendment, a warrantholder may exercise its Warrants for only a whole number of shares of Hemisphere Class A common stock and such Warrants are subject to redemption rights.

Pursuant to the Warrant Amendment, among other things, a warrantholder may exercise its Warrants only for a whole number of shares of Hemisphere Class A common stock. This means that only an even number of Warrants may be exercised at any given time by the Hemisphere Class A common stock, such Warrant shall not be exercisable. If a warrantholder holds two Warrants, such Warrants will be exercisable for one share of Hemisphere Class A common stock. We will not pay cash in lieu of fractional Warrants and will not cash-settle any Warrants. Additionally, our Warrants, other than certain Warrants held by the holders of Hemisphere Class B common stock and former affiliates of Azteca Acquisition Corporation, are subject to redemption, in our sole discretion, when the price of Hemisphere Class A common stock trades at or above $18.00 per share for a specified trading period as set forth in the agreement governing our Warrants.

USE OF PROCEEDS

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of Hemisphere Class A common stock by holders of Warrants. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses. Our management will have broad discretion over the use of the proceeds, if any, received from the exercise of the Warrants.

PLAN OF DISTRIBUTION

The shares of Hemisphere Class A common stock offered and sold by us pursuant to this prospectus will be issued directly to the holders of Warrants upon payment of the exercise price therefore to us. We are required to pay all fees and expenses incident to the registration of the offer and sale of shares of Hemisphere Class A common stock by such holders of Warrants pursuant to this prospectus.

MANAGEMENT

Executive Officers and Directors

The following table lists each of the Company’s executive officers and directors and their respective ages and positions as of the date of this prospectus.

Name	Age	Position
Alan J. Sokol	56	Chief Executive Officer and President (Principal Executive Officer) and Director
Peter M. Kern	48	Chairman of the Board and Director
Craig D. Fischer	46	Chief Financial Officer (Principal Financial and Accounting Officer)
Lucia Ballas-Traynor	51	Executive Vice President, Client Partnerships
Vicky Bathija	31	Executive Vice President, Corporate Development & Investor Relations
Leonardo Guevara	47	Senior Vice President, Finance of Cable Networks
Karen A. Maloney	59	Controller
Jose E. Ramos	67	President and General Manager of WAPA-TV
Alex J. Tolston	35	General Counsel and Corporate Secretary
Gabriel Brener	56	Director
John Engelman	60	Director
Leo Hindery, Jr.	68	Director
James M. McNamara	62	Director
Eric C. Neuman	71	Director
Vincent L. Sadusky	50	Director
Ernesto Vargas Guajardo	60	Director

Set forth below is a brief biography of each of the Company’s executive officers and directors.

Alan J. Sokol.  Mr. Sokol has served as the Company’s President and director since January 2013. Mr. Sokol was appointed as the Company’s Chief Executive Officer in April 2013. Mr. Sokol has over 21 years of experience in the television and motion picture industries as an operator, advisor and investor. Prior to becoming the Chief Executive Officer, he served as a Senior Partner at InterMedia Partners, L.P., where he was the architect of the firm’s Hispanic strategy, including the acquisitions of Cinelatino and WAPA. Prior to joining InterMedia Partners, L.P., Mr. Sokol was President and CEO of Planeta Media Group, LLC, where he advised numerous media companies on strategies and new business launches, particularly within the United States Hispanic market. His clients included Lions Gate Entertainment Corp., IDT Corp., Council Tree Communications, Inc. and Caracol Television Inc. From 1998 through May 2003, Mr. Sokol was Chief Operating Officer of Telemundo Communications Group, Inc., where he was responsible for all business divisions of this United States Spanish-language television network. While at Telemundo, Mr. Sokol established the first bilingual cable network in the United States and created strategic alliances with TV Globo, Caracol Television and Discovery Networks. From 1996 to 1998, Mr. Sokol was Senior Vice President, Corporate Development at Sony Pictures where he advised on investment opportunities in television distribution and content creation throughout the world. Prior to his tenure at Sony Pictures, Mr. Sokol was Senior Vice President of Savoy Pictures, Inc. From 1983 to 1994, he was an attorney and a partner with Wyman, Bautzer, Kuchel and Silbert, P.C., and then with Jeffer, Mangels, Butler and Marmaro LLP. Mr. Sokol sits on the board of directors of Faith Media Holdings, LLC. He also sits on the board of directors of InterMedia Español, Inc., WAPA America, Inc., Cine Latino, Inc. and HMTV Cable, Inc., each indirect wholly-owned subsidiaries of the Company. He holds a B.A. from Cornell University and J.D. from Stanford Law School.

Peter M. Kern.  Mr. Kern has served as Chairman of the Company’s Board of Directors since April 2013 and currently serves as a Managing Partner of InterMedia. Mr. Kern has spent the last 16 years investing in, advising, and operating a variety of large and small media companies. Prior to joining InterMedia, Mr. Kern was a Senior Managing Director and Principal of Alpine Capital LLC (“Alpine”), a media investment and advisory firm. Mr. Kern joined Alpine when he merged his own firm, Gemini Associates, Inc., with Alpine in the summer of 2001. Gemini Associates was founded as a large-cap M&A and strategic advisory firm in 1996, and Mr. Kern served as its President. From 1996 until its sale, Mr. Kern also served as a partner of InterMedia Partners, LLC. At both Gemini and Alpine, Mr. Kern has counted among his advisory clients Liberty Media, Sony, Viacom, InterMedia Partners, Tele-Communications, Inc., TCI International, USA Networks, Cablevision Systems, and Telewest. At Alpine, Mr. Kern also was responsible for direct investing in media companies. During his tenure, Alpine Equity made several successful investments in cable television including Sit-Up, Gospel Music Channel, LLC, ProSeibenSat.1 Media AG, and Money Mailer, Inc. Prior to the founding of Gemini Associates, Mr. Kern was the senior financial and chief administrative officer of Home Shopping Network. Before joining Home Shopping Network, Mr. Kern was Senior Vice President of Corporate Finance and Strategic Development for Whittle Communications, a publishing and television company. Mr. Kern began his career at Bear, Stearns & Co., Inc. Mr. Kern has served on the board of directors of Expedia, Inc. since 2005 and the board of directors of Luxury Retreats International Holdings. He also sits on the board of directors of InterMedia Español, Inc. and WAPA America, Inc., each indirect wholly-owned subsidiaries of the Company. Mr. Kern holds a B.S. from the Wharton School at the University of Pennsylvania.

Craig D. Fischer.  Mr. Fischer has served as the Company’s Chief Financial Officer since April 2013. From January 2013 through April 2013, Mr. Fischer served as the Company’s Vice President, Treasurer and Secretary. Previously, from 2005 through 2012, Mr. Fischer was a Partner at InterMedia, and was responsible for the acquisitions and oversight of Cinelatino and WAPA, prior to the formation of Hemisphere Media Group, Inc. Prior to joining InterMedia Partners, L.P., Mr. Fischer was Executive Vice President of Business Development and Affiliate Relations at the YES Network where he was one of the founding senior managers and was responsible for overseeing day-to-day operations, managing relationships with major cable and satellite operators and negotiating programming agreements. Prior to YES, Mr. Fischer was Vice President of Business Development at Exodus Communications, Inc., and Vice President of Finance at Global Center, Inc. From 1997 to 2000, Mr. Fischer was at Goldman Sachs & Co. as a banker in the Media and Communications group. From 1991 to 1995, Mr. Fischer was a senior accountant and CPA with Ernst & Young, LLP. Mr. Fischer holds an M.B.A. from Columbia Business School and a B.B.A. from the University of Michigan.

Lucia Ballas-Traynor.  Ms. Ballas-Traynor has served as the Company’s Executive Vice President, Client Partnerships since December 2015. Ms. Ballas-Traynor has more than 25 years of experience in the Hispanic media industry. In 2012, she co-founded CafeMom’s MamásLatinas, a bilingual online destination dedicated to entertaining and empowering Latina moms, and served as Executive Vice President leveraging and aligning consumer insights and client objectives to develop innovative marketing solutions from 2012 through 2015. Prior to co-founding MamásLatinas, from 2008 through 2011, Ms. Ballas-Traynor served as publisher of People en Español, overseeing the company’s brand strategy, ad sales, marketing, research and digital departments. Before taking the role of publisher of People en Español, she served as General Manager of MTV Tr3s, where she led the network’s programming and rebranding from 2003 through 2008. Prior to MTV Tr3s, Ms. Ballas-Traynor served as General Manager of Univision’s Galavision. She has been recognized as a “Media All Star” by Adweek and a top “Women in Music” by Billboard Magazine, was profiled by The Hollywood Reporter in its “Latino Power 50” list and named one of the “25 Most Powerful Hispanic Women in the Entertainment Industry.” A native of Chile, Ms. Ballas-Traynor is a graduate from New York University and currently serves as Vice Chair on the board of the Hispanic Federation.

Vicky Bathija.  Mr. Bathija has served as our Executive Vice President, Corporate Development and Investor Relations since August 2015.  Prior to joining the Company, from 2008 through 2015, Mr. Bathija was employed at InterMedia Partners, L.P., most recently as a Vice President and was responsible for all aspects of deal execution, oversight of existing portfolio companies and evaluating potential new investments.  Prior to joining InterMedia Partners, Mr. Bathija was an Investment Banker in the Healthcare group at Banc of America Securities in New York, where he provided capital raising and advisory services to a broad range of public and private healthcare clients.  Mr. Bathija holds a B.S. from the Leonard N. Stern School of Business at New York University and is a CFA® charterholder.

Leonardo Guevara.  Mr. Guevara has served as the Company’s Senior Vice President, Finance of Cable Networks since May 2014. Mr. Guevara has over 18 years of experience in the entertainment industry. Prior to joining the Company, he served as the Corporate Controller and Vice President of FP&A at Telemundo Media Group (NBC) from 2011 through 2014. From 2009 through 2011 he served as the Corporate Controller of Cisneros Media Group. Prior to that, he spent 11 years with Sony Pictures International Television and its JV, HBO Central Europe, as Regional CFO overseeing the Central European region from the end of 2005 through the end of 2008, and with Sony Pictures Television International, from 1997 through 2005, overseeing the Latin American operations for both the Cable and Content Licensing divisions. Mr. Guevara holds a Bachelor’s Degree in Business Administration and Finance, and an MBA degree, each from Florida International University.

Karen A. Maloney.  Ms. Maloney has served as the Company’s Controller since July 2014. Prior to joining the Company, from December 2007 to January 2013, Ms. Maloney served in senior financial management roles for MTV Networks (Viacom). From December 2007 through June 2011, she served as the Senior Vice President Worldwide Controller for MTV Networks before taking on the role of Senior Vice President General Manager Global Shared Services from June 2011 to January 2013, leading the company’s transition to a centralized shared service model for finance and legal operations. Prior to joining MTV Networks, she served in senior financial positions at Scholastic Corporation for 10 years from May 1997 to December 2007. From April 2004 to December 2007, she served as the Senior Vice President Corporate Finance, Chief Accounting Officer overseeing global finance and accounting. Prior to April 2004, she served as the Vice President Corporate Controller, Chief Accounting Officer. Prior experience includes Controllership roles in the apparel and paper industries, as well as earlier positions at the public accounting firm, KPMG, where she progressed to Supervising Senior Accountant. Ms. Maloney is a CPA as well as a Chartered Global Management Accountant and earned her Bachelor’s degree in Accounting from The College of New Jersey. She is a member of the Board of Directors and has been the Finance Committee Chair and Co-Chair of the Audit Committee for the Girl Scouts of the USA, a national not-for-profit organization promoting leadership skills for girls. She has served in these roles and on the Board of Directors of Girl Scouts of the USA for 8 years.

Jose E. Ramos.  Mr. Ramos has over 32 years of television experience. Mr. Ramos is the most experienced television executive in Puerto Rico. Mr. Ramos has been the President and General Manager of WAPA-TV, a division of WAPA for the last 19 years. Prior to that, Mr. Ramos spent 13 years at Telemundo Communications Group, Inc., serving in various senior positions including Senior Vice President, General Manager and President.

Alex J. Tolston.  Mr. Tolston has served as the Company’s General Counsel and Corporate Secretary since June 2013. Before joining the Company, Mr. Tolston was an attorney in the Corporate Department at Paul, Weiss, Rifkind, Wharton & Garrison LLP from 2009 to 2013, representing issuers and underwriters in connection with initial public offerings, secondary offerings and Rule 144A debt offerings, issuers and their boards of directors with respect to reporting and other obligations under the U.S. securities laws and corporate governance and regulatory matters, and public and private equity clients in mergers and acquisitions, corporate finance and debt restructuring transactions. Mr. Tolston began his career at Bear, Stearns & Co., Inc. Mr. Tolston is a member of the Bar of the State of New York and Authorized House Counsel under Chapter 17, Rules Regulating the Florida Bar. Mr. Tolston holds a B.A. from Tulane University and a J.D. from New York Law School.

Gabriel Brener.  Mr. Brener has served as one of the Company’s directors since April 2013. Mr. Brener previously served as Azteca Acquisition Corporation’s Chairman of the Board, Chief Executive Officer and President since the company’s inception. Mr. Brener has over 21 years of deal sourcing, investment management and operations experience. He has managed Brener family investments since 1987 through Brener International Group, LLC and its predecessor or affiliated entities. He has been Chairman and CEO of Brener International Group since 1998. He holds Board memberships in various Brener family investments, including Major League Soccer in the United States; and Apoyo Integral Inmobiliario, S.A. de C.V., SOFOM, E.N.R, Hipotecaria Casa Mexicana and Tequilera Hacienda La Capilla in Mexico. Mr. Brener also formed and manages Brener Sports & Entertainment, LLC, a private investment entity formed in 2005 with a focus on sports and entertainment investments targeting the Hispanic market in the United States. From 1989 to date, Mr. Brener has been CEO of Galco, Inc., a family investment and management company. From 1987 to 1989, Mr. Brener was Vice Chairman of the Board of The Boys Markets, Inc., a chain of 54 supermarkets in Southern California that the Brener family wholly-owned. Mr. Brener also has been active in community affairs in Los Angeles and Aspen, Colorado, including through prior board memberships for the Los Angeles County Museum of Art (LACMA); D.A.R.E. (Drug Abuse Resistance Education); L.A.S.S.O. (Los Angeles Sheriffs Star Organization); Cedar Sinai Medical Center; the Los Angeles World Affairs Council and the National Council of the Aspen Music Festival. Mr. Brener graduated from Woodbury University with a B.A. in Business Administration and received Woodbury’s Alumni of the Year Award in 2008. Mr. Brener has also completed Units I and II of the Harvard Business School Owner/President Management (OPM) Program. Mr. Brener was born in Mexico City and moved to Southern California in 1977.

John Engelman.  Mr. Engelman has served as one of our directors and a member of the Audit Committee since April 2013. From April 2011 through April 2013, he served as an independent director of Azteca Acquisition Corporation. Since December 2010, Mr. Engelman has also served as an independent director of Vringo, Inc., a patent licensing and software products company for mobile video. Mr. Engelman is co-founder of Classic Media, Inc., a global media company that specializes in family and children’s entertainment. In mid-2012, Classic was acquired by DreamWorks Animation SKG where he co-heads its DreamWorks Classics division. From 2007 to 2009, Mr. Engelman was co-CEO of Boomerang Media, Inc., an acquisition company controlled by GTCR Golder Rauner. From 1997 to 2001, Mr. Engelman was an operating partner with Pegasus Capital Advisors, a U.S. based private equity fund manager focused on middle market companies, and a managing director of Brener International Group, LLC. From 1991 to 1996, Mr. Engelman was President of Broadway Video, Inc., a producer of live television and motion pictures. He began his career at the Los Angeles law firm of Irell & Manella, where he was a partner. Mr. Engelman has a JD from Harvard Law School and a B.A. in Government from Harvard College.

Leo Hindery, Jr.  Mr. Hindery has served as one of the Company’s directors since April 2013. Currently, he is Managing Partner of InterMedia Partners, a series of media industry private equity funds he founded in 1988 and ran continuously until February 1997, when he was elected President and CEO of Tele-Communications, Inc. (TCI) and Liberty Media, at the time the world’s largest combined cable television system operator and programming entity. In March 1999 TCI merged into AT&T, and he became President and CEO of AT&T Broadband until he resigned in November 1999. In December 1999, Mr. Hindery was elected Chairman and Chief Executive Officer of GlobalCenter Inc., a major Internet services company, which in January 2001 merged into Exodus Communications, Inc. From 2001 until October 2004, he was Chairman and CEO of The YES Network which he founded to be the regional television home of the New York Yankees. In early 2005 he reconstituted InterMedia Partners. Mr. Hindery, formerly Chairman of the National Cable Television Association (NCTA) and of C-SPAN, has been recognized as International Cable

Executive of the Year, NCTA’s Distinguished Vanguard Award Recipient for Leadership, Cable Television Operator of the Year, one of the cable industry’s “25 Most Influential Executives Over the Past 25 Years,” one of the “30 Individuals with the Most Significant Impact on Cable’s Early History,” and a member of the Cable Hall of Fame. Mr. Hindery is a Director of the Paley Center for Media and a member of the Board of Visitors of the Columbia School of Journalism. He has an MBA from Stanford University’s Graduate School of Business and was an undergraduate of Seattle University, and has received an honorary Doctor of Humane Letters degree from Emerson College.

James M. McNamara.  Mr. McNamara has served as the Vice Chairman of the Company’s Board of Directors since April 2013. In 2005, Mr. McNamara founded Panamax Films, LLC, a film production company that produces films for the U.S. Latino and Greater Latin American film going audiences, and he is currently its chairman. In 2008, Mr. McNamara joined Cine Latino, Inc., where he currently serves as a consultant. In 2010, he joined as Non-Executive Chairman of Pantelion Films, a Latino Hollywood studio that is a partnership between Lions Gate Entertainment and Grupo Televisa, a Spanish-language media company. From 1999 to 2005, Mr. McNamara served as the President and Chief Executive Officer of Telemundo Communications Group, Inc., the operator of Telemundo, a Spanish-language broadcast network. From April 1996 to June 1998, Mr. McNamara was the President of Universal Television Enterprises, or Universal, a television production company where his responsibilities included domestic syndication first-run programming and international sales. Mr. McNamara joined Universal from New World, where he served as Chief Executive Officer from 1991 to 1995 and Senior Vice President, Executive Vice President and then President of New World International from 1986 to 1991. Mr. McNamara served as a Director of Jump TV, a leading IPTV company, from 2006 to 2008, SBS Broadcasting from 1996 to 2005, Film Roman, Inc., from 1997 to 1999, Global Eagle Acquisition Corp. from 2011 to 2013, and Silver Eagle Acquisition Corp from 2014 to 2015. Mr. McNamara is currently a director of Double Eagle Acquisition Corp and is a member of the Board of the Hispanic Scholarship Fund. Mr. McNamara received his Masters degree from the American Graduate School of International Management and undergraduate degree in business administration and political science from Rollins College.

Eric C. Neuman.  Mr. Neuman has served as one of the Company’s directors and the Chairman of the Audit Committee since April 2013. Since 2005, Mr. Neuman has been a managing director and partner of Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Previously, he had been a partner of Hicks, Muse & Co. Partners, L.P. (“HM”) since December 2000 and an officer of HM since 1993. At HM, Mr. Neuman had been involved in the formation and development of many of the firm’s media investments, including Chancellor Media and Capstar Broadcasting (which were merged into Clear Channel Communications), Lin TV, Sunrise Television and Marcus Cable, and in 2002, assumed responsibility for HM’s Latin American business. Mr. Neuman currently serves on the board of directors of DirecPath, LLC, Just Brakes, LLC and Drilling Tools International. In addition, Mr. Neuman serves as a director of Intercable, an international provider of television, internet and telephone services and an HM portfolio company. Mr. Neuman previously served as Chairman of the Board of Fox Pan American Sports, a leading provider of Spanish-language sports television programming to U.S. and Latin American pay television operators, and Vice Chairman of Claxson, a publicly traded provider of programming and services to pay television providers. Mr. Neuman received a BA degree from the University of South Florida and an MBA from Northwestern University.

Vincent L. Sadusky.  Mr. Sadusky has served as one of the Company’s directors and a member of the Audit Committee since April 2013. Mr. Sadusky has been the President and Chief Executive Officer of Media General, Inc. since December 2014. Prior to his current role, he served as the President and Chief Executive Officer of LIN Media LLC until it merged with Media General, Inc. in 2014. Mr. Sadusky served as Vice President Chief Financial Officer and Treasurer of LIN Media in 2004 until his appointment as President and Chief Executive Officer in 2006. From 1999 until August 2004, Mr. Sadusky was Chief Financial Officer and Treasurer of Telemundo Communications Group, Inc., where he worked for over 10 years. Prior to joining Telemundo Communications, he performed attestation and consulting services for 7 years with Ernst & Young, LLC. In addition to serving on the board of Hemisphere Media Group, Inc., Mr. Sadusky currently serves on the boards of Media General, Inc., International Game Technology, NBC affiliates board and National Association of Broadcasters. He formerly served as the President and a board member of the Open Mobile Video Coalition, as well as on the boards of JVB Financial Group, LLC, LIN Media LLC and Maximum Service Television Inc. Mr. Sadusky received his MBA degree from New York Institute of Technology and his BS in accounting from Penn State University, where he was a University Scholar.

Ernesto Vargas Guajardo.  Mr. Vargas Guajardo has served as one of the Company’s directors since April 2013. He currently serves as the Chief Executive Officer and Director of MVS Comunicaciones S.A. de C.V. Mr. Vargas Guajardo also serves as President of MVS Multivision Digital S. de R.L. de C.V. Mr. Vargas Guajardo currently sits on the board of directors of Grupo Costamex, Finaccess México, S.A and Instituto Tecnológico de Monterrey. He also serves on the board of directors of Cine Latino, Inc., an indirect wholly-owned subsidiary of the Company. Previously, Mr. Vargas Guajardo has held senior roles at DISH México. Mr. Vargas Guajardo received his BS degree from The Wharton School of the University of Pennsylvania.

CORPORATE GOVERNANCE; BOARD ACTIONS; BOARD MEMBER INDEPENDENCE;

COMMITTEES OF THE BOARD OF DIRECTORS

Board Activities

During our fiscal year ended December 31, 2015 (“Fiscal 2015”), our Board of Directors (or “Board”) held four regular meetings, one special meeting and acted by unanimous written consent on seven occasions. The independent directors met separately in an executive session immediately following certain meetings of our Audit Committee. Eric C. Neuman, the Chairman of our Audit Committee, presided at the independent director executive sessions of the Board of Directors. No director attended fewer than 75% of the total number of meetings held by the Board of Directors and any committees on which he served, with the exception of John Engelman.

Our Board of Directors has affirmatively determined that none of the following directors has a material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company): Eric C. Neuman, Vincent L. Sadusky and John Engelman. Our Board of Directors reviews all facts and circumstances that it deems relevant to its review, including the standards set forth in the Company’s Corporate Governance Guidelines, applicable NASDAQ rules and regulations and applicable federal securities laws and regulations to assist it in making determinations of independence. The Board of Directors has determined that the directors referred to above currently meet these standards and qualify as independent. The Board of Directors has made no determination with respect to the remaining directors.

All of our directors attended the 2015 annual meeting of stockholders. While our Board of Directors has not adopted a mandatory attendance policy for our annual meetings, directors are encouraged to attend and we expect all members of our Board of Directors to attend the 2016 annual meeting of stockholders.

Our Board of Directors evaluates the appropriate leadership structure for the Company on an ongoing basis, including whether or not one individual should serve as both Chief Executive Officer and Chairman of our Board of Directors. While the Board of Directors has not adopted a formal policy, we currently separate the positions of Chief Executive Officer and Chairman of our Board of Directors. Alan J. Sokol currently serves as our Chief Executive Officer and Peter M. Kern currently serves as our Chairman of the Board of Directors. The Board of Directors believes that the respective roles of Mr. Sokol and Mr. Kern best utilize their skills and qualifications in the service of the Company at this time. The Board retains the ability to adjust its leadership structure as the needs of the business change, including the appointment of Co-Chairmen, each of whom may exercise the full powers and authorities of the office of Chairman.

Controlled Company

Our Board of Directors has determined that the Company is a “controlled company” within the meaning of the rules and corporate governance standards of NASDAQ, as our controlling stockholders control more than 50% of the Company’s voting power. A controlled company may elect not to comply with certain NASDAQ rules, including (1) the requirement that a majority of our Board consist of independent directors, (2) the requirement that a nominating/corporate governance committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) the requirement that a compensation committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We currently avail ourselves of the “controlled company” exemptions. Our Board has determined that it is appropriate not to have a nominating/corporate governance committee or compensation committee because of our relatively limited number of directors, our limited number of senior executives and our status as a “controlled company” under applicable NASDAQ rules. Our Board undertakes the function of both committees.

Committees Established by Our Board of Directors

The Board of Directors has designated two principal standing committees: the Audit Committee and the Executive Committee. The functions of the Audit Committee and Executive Committee and the number of meetings held by each such committee in Fiscal 2015 are noted below.

Audit Committee.  The Audit Committee has been established in accordance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable NASDAQ rules, for the overall purpose of overseeing the Company’s accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of our internal audit function and independent auditors (iv) preparing the report that SEC rules require to be included in our Annual Report and (iv) our compliance with legal and regulatory requirements, including, without limitation, reviewing and addressing conflicts of interests of directors and executive officers, as well as reviewing and discussing with management and the independent registered public accounting firm, and approving as the case may be, any transactions or courses of dealing with related parties that are required to be disclosed pursuant to Item 404 of Regulation S-K, which is the SEC’s disclosure rules for certain related party transactions. The responsibilities and authority of the Audit Committee are described in further detail in the Charter of the Audit Committee of the Board of Directors of Hemisphere Media Group, Inc., a copy of which is available at our Internet website at www.hemispheretv.com under “Investor Relations—Corporate Governance.” The report of the Audit Committee for Fiscal 2015 is included elsewhere in this prospectus.

The current members of our Audit Committee are Eric C. Neuman, Vincent L. Sadusky and John Engelman. Our Audit Committee held nine meetings during Fiscal 2015 (attended in person or by teleconference) and acted by unanimous written consent on three occasions. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the independence standards for audit committee members in the Exchange Act and rules thereunder, as amended, and under the listing standards of NASDAQ.

Mr. Neuman is the Chairman of our Audit Committee and is our Audit Committee Financial Expert. Mr. Neuman possesses the attributes of an “audit committee financial expert” set forth in the rules promulgated by the SEC in furtherance of Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Neuman does not serve on the audit committees of any other public companies.

Executive Committee.  The Executive Committee, serves as an administrative committee of the Board of Directors to act upon and facilitate the consideration by senior management and the Board of certain high-level business and strategic matters, including approval of (i) certain employment and consulting agreements entered into by the Company and compensation paid thereunder (subject to approval of the full Board of Directors, as necessary under applicable rules) and (ii) affiliate agreements entered into by the Company (in each case, subject to approval by the Audit Committee, in the event an agreement is determined to be a related party transaction as set forth in the Company’s Related Person Transactions Policy).

The current members of our Executive Committee are Peter M. Kern and Ernesto Vargas Guajardo. Our Executive Committee held no meetings in Fiscal 2015. The Board of Directors has made no determination with respect to the independence of the members of our Executive Committee.

Risk Management and the Board’s Role

The Company’s risk assessment and management function is led by the Company’s senior management, which is responsible for day-to-day management of the Company’s risk profile, with oversight from the Board of Directors and its Committees. Central to the Board of Directors’ oversight function is our Audit Committee. In accordance with the Audit Committee Charter, the Audit Committee is responsible for the oversight of the financial reporting process and internal controls. In this capacity, the Audit Committee is responsible for discussing guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition to receiving regular reports from management on the Company’s reporting processes and risk profile, the Audit Committee also meets with our independent auditors outside the presence of and without the participation of senior management. With respect to potential risks related to our compensation policies and programs, the Board of Directors acts in the primary oversight role.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

The Board of Directors has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines address, among other things, Board composition, director qualifications standards, selection of the Chairman of the Board and the Chief Executive Officer, director responsibilities and the Board committees. The Board of Directors has adopted a Code of Ethics and Business Conduct to provide guidance to all the Company’s directors, officers and employees, including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions.

Availability of Corporate Governance Guidelines, Committee Charters, and Code of Ethics

Copies of our (i) Corporate Governance Guidelines, (ii) Audit Committee Charter and (iii) Code of Business Conduct and Ethics are available at our Internet website at www.hemispheretv.com under “Investor Relations—Corporate Governance.” Any stockholder may obtain copies of these documents by sending a written request to Hemisphere Media Group, Inc., 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134, Attention: Investor Relations, by calling us at (212) 687-8080, or by writing to us via e-mail at ir@hemispheretv.com. None of the information posted on our website is incorporated by reference into this registration statement.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Company does not have a compensation committee. The Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion the Board of Directors has determined that the Compensation Discussion and Analysis be included in this Registration Statement on Form S-3.

The foregoing report is furnished by the Board of Directors.

Peter M. Kern (Chairman)

Gabriel Brener

John Engelman

Ernesto Vargas Guajardo

Leo Hindery, Jr.

James M. McNamara

Eric C. Neuman

Vincent L. Sadusky

Alan J. Sokol

COMPENSATION DISCUSSION & ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of our compensation programs, the compensation decisions we have made under these programs, and the factors we considered in making these decisions with respect to the compensation earned by our principal executive officer, principal financial officer, and each of the next three highest paid executive officers of the Company (collectively, the “NEOs”) for Fiscal 2015:

•                  Alan J. Sokol, Chief Executive Officer and President

•                  Craig D. Fischer, Chief Financial Officer

•                  Jose E. Ramos, President and General Manager, WAPA-TV, a division of WAPA

•                  Vicky Bathija, Executive Vice President, Corporate Development and Investor Relations

•                  Alex J. Tolston, General Counsel and Corporate Secretary

Overview of the Compensation Program

Compensation Philosophy

The objective of our corporate compensation and benefits program is to establish and maintain competitive total compensation programs that will attract, motivate, and retain the qualified and skilled workforce necessary for our continued success. To help align compensation paid to executive officers with the achievement of corporate goals, we have designed our cash compensation program as a pay-for-performance based system that rewards NEOs for their individual performance and contribution in achieving corporate goals. In determining the components and levels of NEO compensation each year, the Board considers Company performance, the business objectives for specific divisions of the Company, personal management performance objectives, as well as each individual’s performance and potential to enhance long-term stockholder value. To remain competitive, the Board may also periodically review compensation survey information published by various organizations or information provided by independent compensation consultants as another factor in setting NEO compensation. The Board relies on judgment and does not have any formal guidelines or formulas for allocating between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation for our NEOs.

Components of Total Compensation

Compensation packages in Fiscal 2015 for our NEOs were comprised of the following elements:

Short-Term Compensation Elements

Element	Role and Purpose
Base Salary	Attract and retain executives and reward their skills and contributions to the day-to-day management of our Company.

Annual Performance-Based Bonus

Encourage the attainment of annual Company, division, and individual financial, operational, and strategic goals by paying bonuses determined by the achievement of specified performance targets with a performance period of one year.

Long-Term Compensation Elements

Element	Role and Purpose
Stock Options and Restricted Stock

Encourage the attainment of long-term value creation, align executive interests with the interests of our stockholders, create accountability for executives to enhance stockholder value, and promote long-term retention through the use of multi-year vesting awards.

Severance and Change of Control Benefits

Promote long-term retention and align the interests of executives with stockholders in the event of a change in control transaction which, although in the best interests of stockholders generally, may result in loss of employment for an individual NEO.

Benefits

Element	Role and Purpose
Employee Benefit Plans and Perquisites	Provide financial security and additional compensation commensurate with senior executive level duties and responsibilities.

Process

Role of the Board and Management

The Board meets annually to review and consider base salary and any proposed adjustments, prior year annual performance bonus results and targets for the current year, and any long-term incentive awards. The Board also reviews the compensation package for all new executive officer hires; however, an Executive Committee of the Board comprised of Peter Kern and Ernesto Vargas Guajardo is empowered to approve such compensation packages, subject to the Board’s approval of any equity grants.

The key member of management involved in the compensation process is our Chief Executive Officer (“CEO”), Alan J. Sokol. Our CEO presents recommendations to the Board for each element of compensation for each NEO, other than himself, which in turn evaluates these goals and either approves or appropriately revises them.

Determination of CEO Compensation

The Board determines the level of each element of compensation for our CEO. Consistent with its determination process for other NEOs, the Board considers a variety of factors when determining compensation for our CEO, including past corporate and individual performance, general market survey data for similar size companies and the degree to which the individual’s contributions have the potential to influence the outcome of the Company’s short- and long-term operating goals and alignment with shareholder value.

Assessment of Market Data and Use of Compensation Consultants

In establishing the compensation for each NEO, the Board considers information about the compensation practices of companies both within and outside our industry and geographic region, and considers evolving compensation trends and practices generally. The Board may periodically review third-party market data published by various organizations for market trends and developments, and as one factor when making its annual compensation determinations. The Board does not typically use market data to establish specific targets for compensation or any particular component of compensation, and does not otherwise numerically benchmark its compensation decisions. We did not seek independent advice from a compensation consultant in Fiscal 2015 although we may engage a compensation consultant in future years.

Short-Term Compensation Elements

Base Salary

Hemisphere believes that executive base salaries are necessary to provide financial security and a minimum level of fixed compensation for services rendered to the Company, and aid in attracting and retaining talented and qualified executives. Base salary adjustments typically reflect an individual’s performance, experience, and/or change in job responsibilities.

Annual base salaries for each NEO for Fiscal 2015 were as follows: $600,000 for Mr. Sokol, $450,000 for Mr. Fischer, $650,000 for Mr. Ramos, $350,000 for Mr. Bathija and $303,188 for Mr. Tolston (as of April 9, 2015).

The actual salary earned by each NEO for Fiscal 2015 is set forth in the Summary Compensation Table that follows.

Annual Performance-Based Bonuses

Pursuant to their employment agreements, each of Messrs. Sokol, Fischer, Bathija and Tolston is eligible to receive an annual cash bonus under the terms of a performance-based bonus plan. The employment agreement for Messrs. Sokol and Fischer specify an annual target and/or maximum bonus as a percentage of the NEO’s annual base salary, with actual bonuses determined based on linear interpolation. Mr. Bathija’s employment agreement specifies an annual target bonus of $100,000 (prorated for Fiscal 2015) based on our achieving 100% of our performance goals in any calendar year (subject to certain minimum bonuses if at least 80% of performance goals are achieved), and is increased by the same percentage that the CFO’s bonus is increased above his target bonus if more than 100% of the performance goals are met in any calendar year.  Mr. Tolston’s annual cash bonus specifies an annual target of $100,000 based on our achieving 100% of our performance goals in any calendar year (subject to certain minimum guaranteed bonuses if performance goals are not met), and is increased by the same percentage that the CFO’s bonus is increased above his target bonus if more than 100% of the performance goals are met in any calendar year. The specific performance criteria and performance goals for the bonus plan are established annually by our Board in consultation with our CEO (other than with respect to himself) and approved by our Board. The performance goals are communicated to the NEOs following formal approval by the Board. The table below shows the target bonus and maximum bonuses established for each NEO for Fiscal 2015.

2015 Target and Maximum Bonus

Name	2015 Target Bonus	2015 Maximum Bonus
Alan J. Sokol	100% of Base Salary	150% of Base Salary
Craig D. Fischer	85% of Base Salary	100% of Base Salary
Jose E. Ramos	—	—
Vicky Bathija	$100,000	$115,000
Alex J. Tolston	$100,000	$115,000

For Fiscal 2015, the performance criterion applicable to Messrs. Sokol, Fischer, Bathija and Tolston was the achievement of adjusted EBITDA of $57.2 million. The Company’s actual adjusted EBITDA for Fiscal 2015 was 58.14 million, representing a 101.6% achievement of the Fiscal 2015 performance goals. As a result, performance bonuses were paid to Messrs. Sokol, Fischer, Bathija and Tolston in the amounts set forth in the Summary Compensation Table below.

Long-Term Compensation Elements

All equity awards are granted under the Hemisphere Media Group, Inc. 2013 Equity Incentive Plan (the “Equity Plan”). The Equity Plan is designed to align the interests of our stockholders and executive officers by increasing the proprietary interest of our executive officers in our growth and success, to advance our interests by attracting and retaining key employees, and to motivate our executives to act in our long-term best interests. We grant equity awards to promote the success and enhance the value of the Company by providing participants with an incentive for outstanding performance. Equity-based awards also provide the Company with necessary flexibility to motivate, attract, and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. Upon his commencement of employment with the Company on August 7, 2015, Mr. Bathija was granted 25,000 shares of restricted stock and options to purchase 100,000 shares of stock. We did not grant equity awards to any of our other NEOs, because the Company believes that equity grants should reflect multi-year service and performance. Mr. Bathija’s grants are set forth below in the Summary Compensation Table and Grants of Plan-Based Awards table.

Severance and Change in Control Benefits

The Company has entered into an employment agreement with each of Messrs. Sokol, Fischer, Ramos, Bathija and Tolston that provides for severance payments and benefits in the event that his employment is terminated under specified conditions including death, disability, termination by the Company without “cause,” or his resignation for “good reason” (each as defined in the agreements). Employment agreements for Messrs. Sokol, Fischer, Bathija and Tolston, provide for certain enhanced severance payments if such termination or resignation occurs within 60 days before or 12 months following a change in control. The payments provided in the event of termination without cause or resignation for good reason following a change in control are designed to assure the Company of the continued employment, attention and dedication to duty of these key management employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a change in control of the Company and termination of their employment. The severance payments and benefits payable both in the event of, and independently from, a change in control are in amounts that the Company has determined are necessary to remain competitive in the marketplace for executive talent. See “Potential Payments Upon Termination or Change in Control” for additional information.

Employee Benefit Plans and Perquisites

Executives are eligible to participate in the same health and benefit plans generally available to all full-time employees, including health, dental, vision, and disability insurance.

Perquisites

The Company provides certain limited perquisites to certain executives, including our NEOs, which we believe is necessary to ensure our compensation packages are competitive with our peers. Among these benefits are car allowances and executive life and disability insurance.

Miscellaneous

The Company does not have any equity or security ownership guidelines for executives, including the NEOs. The Company considers the accounting and tax treatment of particular forms of compensation awarded to NEOs as part of its overall review of compensation, but does not structure its compensation practices to comply with any specific accounting or tax treatment.

Non-Binding Shareholder Advisory Votes

The Board values stockholder feedback on all governance matters, including executive compensation. At the 2014 annual meeting of stockholders, over 99% of the Company’s stockholders indicated their preference, on an advisory basis, to conduct the advisory vote on executive compensation every three years. As a result, the Company did not hold an advisory vote on executive compensation in 2015 and will not hold one in 2016, but intends to hold an advisory vote at the Company’s 2017 annual meeting. In 2014, the Company’s executive compensation program received substantial stockholder support and was approved, on an advisory basis, by over 99% of stockholders voting on the proposal.

Summary Compensation Table

The following table sets forth compensation that the Company’s NEOs earned during the Fiscal Years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Alan J. Sokol	2015	600,000	—	—	—	647,937	24,615	1,272,552
Chief Executive Officer & President	2014	600,000	—	—	—	653,974	6,000	1,259,974
	2013	441,667	300,000	7,508,000	3,155,150	—	17,813	11,422,629

Craig D. Fischer	2015	450,000	—	—	—	393,286	9,295	852,581
Chief Financial Officer	2014	450,000	—	—	—	394,644	3,051	847,695
	2013	294,445	200,000	2,308,500	1,135,125	—	170,181	3,813,806

Jose E. Ramos	2015	650,000	—	—	—	—	39,573	689,573
President & General Manager WAPA-TV	2014	600,000	—	—	—	—	30,978	630,978
	2013	687,990	—	745,800	283,200	—	41,901	1,758,891

Vicky Bathija	2015	140,000	—	334,500	375,280	42,665	18,916	911,361
Executive Vice President, Corporate Development and Investor Relations	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—

Alex J. Tolston	2015	299,578	75,000	—	—	27,397	—	401,975
General Counsel & Corporate Secretary	2014	284,985	75,000	—	—	27,699	—	387,684
	2013	160,417	50,000	256,250	570,438	—	10,340	1,047,445

(1)                                     For Fiscal 2015, Fiscal 2014 and Fiscal 2013, Mr. Tolston’s bonus represents the guaranteed minimum bonus to which he was entitled under his employment agreement. For Fiscal 2013, Messrs. Sokol’s and Fischer’s bonus represent a one-time transaction bonus in recognition of their efforts in connection with the consummation of our business combination transaction on April 4, 2013.

(2)                                     The amount reported in this column represents the grant date fair value of restricted stock awards on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 8 to the Company’s audited financial statements for the year ended December 31, 2015.

(3)                                     The amount reported in this column represents the grant date fair value of option awards on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 8 to the Company’s audited financial statements for the year ended December 31, 2015.

(4)                                     The amount reported in this column represents awards earned based on achievement of performance goals. For Mr. Tolston, the amount reported in this column represents the award earned based on the achievement of performance goals minus the guaranteed bonus to which he was entitled under his employment agreement.

(5)                                     For Mr. Sokol, the amount reported in this column for (A) Fiscal 2015 includes (i) reimbursements of $6,500 related to the use of his condo hotel unit in New York City when travelling on Company business and (ii) $18,115 in respect of life insurance premiums, (B) Fiscal 2014 represents reimbursements related to the use of his condo hotel unit in New York City when travelling on Company business, and (C) Fiscal 2013 includes (i) reimbursements of $2,000  related to the use of his condo hotel unit in New York City when travelling on Company business, (ii) $2,250 in respect of life insurance premiums and (iii) $13,563 in legal fee reimbursements in connection with the negotiation of his employment agreement. For Mr. Fischer, the amount reported in this column for Fiscal 2015 represents payment in respect of life insurance and long-term disability premiums, for Fiscal 2014 represents payment in respect of long-term disability premiums, and for Fiscal 2013 includes (i) $93,612 in relocation reimbursement expenses, (ii) $2,250 in respect of life insurance premiums, (iii) a $67,649 tax-gross up payment in respect of such relocation reimbursement expenses, and (iv) $6,670 in legal fee reimbursements in connection with the negotiation of his employment agreement. For Mr. Ramos, the amount reported in this column for (A) Fiscal 2015 includes (i) $38,082 for the year-end cash-out of accrued but unused vacation and sick days, (ii) $831 for his personal use of a Company-provided automobile and (iii) $660 in respect of life insurance premiums, (B) Fiscal 2014 includes (i) $3,317 for his personal use of a Company-provided automobile, (ii) $661 in respect of life insurance premiums, and (iii) $27,000 for the year-end cash-out of accrued but unused vacation and sick days, and (C) Fiscal 2013 includes (i) $3,911 for his personal use of a Company-provided automobile and (ii) $37,990 for the year-end cash-out of accrued but unused vacation and sick days. For Mr. Bathija, the amount reported in this column for Fiscal 2015 includes (i) $8,306 in relocation reimbursement expenses, (ii) $545 in respect of life insurance premiums, (iii) a $2,461 tax-gross up payment in respect of such relocation reimbursement expenses, and (iv) $7,604 in legal fee expenses in connection with H-1B Visa filing.  For Mr. Tolston, the amount reported in this column for Fiscal 2013 includes (i) $3,500 in relocation reimbursement expenses, (ii) a $1,840 tax-gross up payment in respect of such relocation reimbursement expenses and (iii) $5,000 in legal fee reimbursements in connection with the negotiation of his employment agreement.

Grants of Plan-Based Awards Table for Fiscal 2015

The following table provides information with respect to the range of future payouts under non-equity incentive plans for the NEOs for Fiscal 2015. Other than Mr. Bathija’s grants of 25,000 shares of restricted stock and options to purchase 100,000 shares of stock, no equity grants were made to the NEOs during Fiscal 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Option and Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock (#)	Options (#)	Awards ($)	Awards ($) (2)
Alan J. Sokol	—	—	600,000	900,000	—	—	—	—	—	—	—
Craig D. Fischer	—	—	382,500	450,000	—	—	—	—	—	—	—
Jose E. Ramos	—	—	—	—	—	—	—	—	—	—	—
Vicky Bathija	—	—	100,000	115,000	—	—	—	—	—	—	—
	8/7/2015	—	—	—	—	—	—	—	100,000	13.38	375,280
	8/7/2015	—	—	—	—	—	—	25,000	—	—	334,500
Alex J. Tolston	—	—	100,000	115,000	—	—	—	—	—	—	—

(1)             The amounts reported in these columns for Messrs. Sokol, Fischer, Bathija and Tolston reflect the 2015 performance-based bonus awards that each NEO was eligible to receive pursuant to the terms of his employment agreement. The overall target and maximum performance-based bonus for 2015 for Messrs. Sokol and Fischer was determined as a percentage of base salary. For Mr. Bathija and Mr. Tolston, the overall target and maximum performance-based bonus for 2015 was determined based on a fixed target goal, and the proportional amount by which such bonus would be increased if more than 100% of performance goals were achieved and the CFO received his maximum bonus. Mr. Bathija’s actual bonus was prorated for Fiscal 2015 to reflect his August 7, 2015 start date. See the description of Annual Performance Bonus in the CD&A for a description of the specific performance components and more detail regarding the determination of actual 2015 annual performance bonus payments.

(2)             The amounts reported in this column represent the aggregate grant date fair value of stock options and restricted stock awards granted to the NEOs in Fiscal 2015, calculated in accordance with FASB ASC Topic 718  Assumptions used in calculating these amounts are described in Note 8 to the Company’s audited financial statements for the year ended December 31, 2015.

Narrative to Summary Compensation Table and Grant of Plan-Based Award Table

Employment Agreements

Alan J. Sokol

On April 9, 2013, Mr. Sokol entered into an employment agreement with the Company to serve as the Chief Executive Officer and President of the Company for a term beginning on April 4, 2013 through December 31, 2016, which is automatically extended for successive one-year periods, unless either party provides written notice to the other party at least 270 days prior to the expiration of the term of its intent not to extend the employment agreement. Under his employment agreement, Mr. Sokol’s annual base salary is $600,000 and he will be entitled to receive an annual bonus based on the attainment of certain percentages of the Company’s performance goals. For calendar year 2013, Mr. Sokol’s target annual bonus was 100% of base salary based on the achievement of 100% of performance goals, and his maximum bonus was 150% of base salary based on the achievement of at least 110% of performance goals (prorated to reflect the shortened calendar year). For calendar years beginning in 2014, Mr. Sokol’s target annual bonus is 100% of base salary based upon the achievement of 100% of performance goals, his minimum bonus is 50% of base salary based on the achievement of 80% of performance goals and his maximum bonus is 150% of base salary based on the achievement of at least 110% of performance goals. Actual annual bonuses payable are determined based on linear interpolation between the minimum performance goals and the target performance goals and the target performance goals and the maximum performance goals. In addition, Mr. Sokol is entitled to life and AD&D insurance policies having an aggregate face value of $5 million paid by the Company.

Mr. Sokol’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control.”

Craig D. Fischer

On April 9, 2013, Mr. Fischer entered into an employment agreement with the Company to serve as the Chief Financial Officer of the Company (“CFO”) for a term beginning on April 4, 2013 through December 31, 2016, which is automatically extended for successive one-year periods, unless either party provides written notice to the other party at least 270 days prior to the expiration of the term of its intent not to extend the employment agreement. Under his employment agreement, Mr. Fischer’s annual base salary is currently $450,000 and he will be entitled to receive an annual bonus based on the attainment of certain percentages of the Company’s performance goals. For calendar year 2013, Mr. Fischer’s target annual bonus was 85% of base salary based on the achievement of 100% of performance goals, and his maximum bonus was 100% of base salary based on the achievement of at least 110% of performance goals (pro-rated to reflect the shortened calendar year). For calendar years beginning in 2014, Mr. Fischer’s target annual bonus is 85% of base salary based upon the achievement of 100% of performance goals, his minimum bonus is 50% of base salary based on the achievement of 80% of performance goals and his maximum bonus is 100% of base salary based on the achievement of at least 110% of performance goals. Actual annual bonuses payable are determined based on linear interpolation between the minimum performance goals and the target performance goals and the target performance goals and the maximum performance goals.

Mr. Fischer’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control.”

Jose E. Ramos

On September 30, 2013, Mr. Ramos entered into an amended and restated employment and advisory services agreement with Televicentro of Puerto Rico, LLC (“WAPA”), an indirect wholly-owned subsidiary of the Company, to serve as President and General Manager of WAPA-TV, a division of WAPA, for a term beginning August 22, 2013 through December 31, 2016. Under his employment agreement, Mr. Ramos’ annual base salary was $600,000 through December 31, 2014, and was increased to $650,000 through December 31, 2015 and will be increased to $700,000 through December 31, 2016. Unless Mr. Ramos’ employment has been earlier terminated, commencing on January 1, 2017 through December 31, 2018, Mr. Ramos will provide advisory services as a consultant to the Company. During such advisory services period, Mr. Ramos is entitled to a consulting fee at an annual rate of $250,000.

Mr. Ramos’ employment and advisory services agreement provides for certain severance benefits to be paid in the event of employment or service termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control.”

Vicky Bathija

On August 7, 2015, Mr. Bathija entered into an employment agreement with the Company to serve as the Executive Vice President, Corporate Development and Investor Relations, of the Company, for a term beginning on August 7, 2015, through December 31, 2018, and will automatically be extended for successive one-year periods, unless either party provides written notice to the other party at least 270 days prior to the expiration of the term of its intent not to extend the employment agreement. Under his employment agreement, Mr. Bathija’s annual base salary is currently $350,000 and he will be entitled to receive an annual bonus based on the attainment of certain percentages of the Company’s performance goals. Mr. Bathija’s target annual bonus is $100,000 (prorated for Fiscal 2015) if the Company achieves at least 100% of its performance goals; however, if Mr. Bathija is employed through December 31 of each calendar year, the annual bonus for calendar years 2015, 2016, 2017 and 2018 will be no less than $60,000 (prorated for Fiscal 2015) if the Company achieves at least 80% of its performance goals, and if the Company achieves greater than 100% of performance goals and the CFO therefore receives an annual bonus greater than his target bonus, Mr. Bathija’s annual bonus will be increased by the same percentage that the CFO’s annual bonus is increased above his target bonus. Actual annual bonuses payable are determined based on linear interpolation between the minimum performance goals and the target performance goals. In addition, Mr. Bathija was entitled to the reimbursement of certain expenses related to his relocation to Miami, Florida, and visa transfers for Mr. Bathija and his family. In consideration for certain services provided by Mr. Bathija to InterMedia Partners VII, L.P. (“IM”) or its affiliates, IM has agreed to reimburse the Company for 1/3 of all payments relating to Mr. Bathija’s salary, annual bonus and relocation and visa transfer expenses accrued in Fiscal 2016.

Mr. Bathija’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control.”

Alex J. Tolston

On May 6, 2013, Mr. Tolston entered into an employment agreement with the Company, effective as of April 9, 2013, to serve as the General Counsel and Corporate Secretary of the Company for a term beginning no later than June 17, 2013.  The current term expires on April 9, 2017, which is automatically extended for successive one-year periods, unless either party provides written notice to the other party at least 270 days prior to the expiration of the term of its intent not to extend the employment agreement. Under his employment agreement, Mr. Tolston’s annual base salary is currently $303,188 (which increases by 5% on each anniversary of April 9, 2013) and he will be entitled to receive an annual bonus based on the attainment of certain percentages of the Company’s performance goals that are substantially consistent with, and no less favorable than, the performance goals applicable to the annual bonus of the CEO and CFO. Mr. Tolston’s target annual bonus is $100,000 if the Company achieves at least 100% of its performance goals, however, if Mr. Tolston is employed through December 31 of each calendar year, the annual bonus for calendar years 2013, 2014 and 2015 will be no less than $50,000, $75,000 and $75,000, respectively, and if the Company achieves greater than 100% of performance goals and the CFO therefore receives an annual bonus greater than his target bonus, Mr. Tolston’s annual bonus will be increased by the same percentage that the CFO’s annual bonus is increased above his target bonus. In addition, Mr. Tolston was entitled to the reimbursement of certain expenses related to his relocation to Miami, Florida.

Mr. Tolston’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth the number of unexercised options and outstanding restricted stock held by the NEOs at December 31, 2015.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(1)
Alan J. Sokol	450,000	100,000	(2)	250,000	(6)	10.20	4/9/2023	166,667	(2)	2,458,338	100,000	(7)	1,475,000
Craig D. Fischer	191,667	83,333	(2)	25,000	(6)	10.20	4/9/2023	50,000	(2)	737,500	50,000	(7)	737,500
Jose E. Ramos	40,000	20,000	(3)	—		12.43	8/22/2023	20,000	(3)	295,000	—		—
Vicky Bathija	—	100,000	(5)	—		13.38	8/7/2025	25,000	(5)	368,750	—		—
Alex J. Tolston	83,334	41,667	(4)	25,000	(6)	10.20	4/9/2023	8,334	(4)	122,927	—		—

(1)                                     Market value based on the closing price of a share of Hemisphere Class A common stock on December 31, 2015.

(2)                                     These options and restricted shares vest on April 4, 2016.

(3)                                     These options and restricted shares vest on December 31, 2016.

(4)                                     These options and restricted shares vest on April 9, 2016.

(5)                                     These options and restricted shares vest in 3 equal installments on each of August 7, 2016, 2017, and 2018.

(6)                                     These options vest based on Hemisphere Class A common stock attaining a closing price equal to or greater than $15.00 per share on at least 10 trading days (which need not be consecutive).

(7)                                     These restricted shares vest based on Hemisphere Class A common stock attaining a closing price equal to or greater than $15.00 per share on at least 10 trading days (which need not be consecutive).

Option Exercises and Stock Vested During Fiscal 2015

The following table provides information regarding stock vesting during Fiscal 2015 for the NEOs. No NEO exercised any stock options during the year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Alan J. Sokol	166,667	2,183,338
Craig D. Fischer	50,000	655,000
Jose E. Ramos	20,000	295,000
Vicky Bathija	—	—
Alex J. Tolston	8,334	106,092

(1)                                 The executives elected to reduce the number of shares delivered upon vesting of their restricted shares by the number of shares having a market value equal to the applicable tax withholding amounts on their awards. As a result, the actual shares acquired by Messrs. Sokol, Fischer, Ramos and Tolston upon settlement of their restricted stock was 100,642, 35,832, 12,930 and 6,130 respectively.

(2)                                 Amounts reported in this column reflect the closing price per share of Hemisphere Class A common stock on NASDAQ prior to the applicable vesting date for each grant that vested.

Pension Benefits

None of our NEOs participated in any Company defined benefit pension plans during Fiscal 2015.

Nonqualified Deferred Compensation

None of our NEOs participated in any Company non-qualified deferred compensation programs during Fiscal 2015.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits under Employment Agreements

Messrs. Sokol, Fischer, Ramos, Bathija and Tolston are entitled to certain severance benefits following termination of employment as described below. No severance payments or benefits are payable in the event of termination for cause (except in the limited circumstances for Mr. Bathija described below) or resignation without good reason. All severance payments and benefits are conditioned upon the execution by the executive of a release of claims against the Company and the NEO’s continued compliance with the restrictive covenants contained in his employment agreement. All of the NEO’s employment agreements require the executive not to disclose at any time confidential information of the Company or any third party to which the Company has a duty of confidentiality and to assign to the Company all intellectual property developed during employment. In addition, the executive may not make disparaging statements about the Company. Messrs. Sokol, Fischer, Ramos, Bathija and Tolston are required during employment and for one year thereafter not to compete with the Company and are required not to solicit the employees of the Company. In the case of Mr. Ramos, references to the “Company” in this paragraph mean WAPA.

Alan J. Sokol, Craig D. Fischer, Vicky Bathija and Alex J. Tolston

For Messrs. Sokol, Fischer, Bathija and Tolston, if the executive’s employment is terminated by the Company without cause (defined below) or by the executive for good reason (defined below), the executive will be entitled to: (i) an amount equal to one times his base salary and target bonus and (ii) a prorated amount of the actual annual bonus he would have received had he remained employed through the year of his termination (a “Prorated Bonus”). The severance payment will be paid during the 12-month period immediately following termination in substantially equal installments, and the prorated bonus will be paid on the date that other executives are paid their annual bonuses in respect of the year in which the executive’s termination occurs.

If the executive’s employment is terminated by the Company without cause or by the executive for good reason within 60 days before, or 12 months following a change in control (defined below), the executive will be entitled to: (i) an amount equal to two times his base salary and target bonus, and (ii) a prorated amount of the target bonus he would have been eligible to receive in the year of his termination. The severance payment and prorated bonus will be paid in cash in a lump sum within 30 days following the execution of the release of claims that has become irrevocable by its terms.

If the executive’s employment is terminated due to the Company’s election not to renew his employment agreement prior to a change in control, the executive will be entitled to: (i) base salary continuation for 6 months, and (ii) a prorated amount of the actual annual bonus he would have received had he remained employed through the year of his termination. If the executive’s employment is terminated due to the Company’s election not to renew his employment agreement following a change in control, the executive will be entitled to an amount equal to one times his base salary and target bonus.  If the executive is terminated due to death or disability, or if Mr. Bathija is terminated for “cause” by reason of the Visa Conditions (defined below), the executive will be entitled to receive a Prorated Bonus for the year of termination.

For purposes of the employment agreements, “cause” generally means: (i) executive’s willful refusal to perform his duties for the Company, (ii) in carrying out his duties under the employment agreement, executive engages in willful misconduct, or gross neglect, that in either case causes material economic harm to the Company’s business or reputation, or (iii) executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony and such conviction or plea has a material adverse effect on his ability to perform his duties for the Company or causes material harm to the Company or its affiliates. For Mr. Bathija, “cause” also includes: (A) his employment authorization expires (and no renewal application is pending before a government agency in the normal course) or is revoked (and such expiration or revocation is not caused by the Company’s bad faith efforts), or (B) his ability to conduct his duties is otherwise adversely affected by his immigration or work authorization status (collectively, the “Visa Conditions”).

For purposes of the employment agreements, “good reason” generally means the occurrence of any of the following events without executive’s prior express written consent: (i) any reduction in executive’s base salary or target bonus, or any material diminution in executive’s authorities, titles or offices, or the assignment to him of duties that materially impair his ability to perform his duties; (ii) any change in the reporting structure so that executive reports other than to the Board, CEO or CFO (as applicable) or the Executive Committee of the Board or the CEO’s designee (as applicable); (iii) any relocation of executive’s principal place of employment; (iv) any material breach by the Company, or any of its affiliates, of any material obligation to executive; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform the employment agreement by any successor to all or substantially all of the business and assets of the Company within 15 days after any merger, consolidation, sale or similar transaction.

For purposes of the employment agreements, “change in control” generally means (i) the acquisition by any person of beneficial ownership of 30% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, (ii) a change in the composition of the Board such that members of the Board during any consecutive 12-month period cease to constitute a majority of the Board, (iii) the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company, or (iv) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an affiliate of the Company.

Jose E. Ramos

If Mr. Ramos is terminated without cause, he is entitled to (i) the base salary that he would have been entitled to receive had he remained employed with WAPA through the expiration of his employment term and (ii) 50% of the advisory services fees he would have been entitled to receive had he continued to be engaged through the expiration of the advisory services period.

For purposes of his employment agreement, “cause” generally means: (i) executive’s willful refusal to perform his duties for WAPA, (ii) in carrying out his duties under the employment agreement, executive engages in willful misconduct, or neglect, that in either case causes material economic harm to WAPA’s or the Company’s business or reputation, (iii) executive’s material failure to comply with WAPA policies, (iv) executive’s engagement in conduct which (A) constitutes a criminal offense, or (B) is or may be unlawful, to the possible detriment of WAPA, any of its affiliates or executive’s own reputation, or (iv) executive’s indulgence in a pattern of improper or disorderly conduct, executive’s failure to perform his work in an efficient manner, or executive’s performance of work belatedly, negligently or in violation of WAPA’s standards.

Equity Vesting

If Messrs. Sokol, Fischer or Tolston’s employment is terminated by the Company without cause (as defined in his employment agreement), due to death or disability, on the expiration date of his employment agreement or if the executive terminates his employment for good reason (as defined in his employment agreement), then all unvested time-based stock options and restricted shares fully accelerate and become 100% vested, and all performance-based stock options and restricted shares remain outstanding for 6 months following termination and are eligible to vest if the applicable performance goals are achieved.

If Mr. Bathija’s employment is terminated by the Company without cause (as defined in his employment agreement), due to death or disability, on the expiration date of his employment agreement or if Mr. Bathija terminates his employment for good reason (as defined in his employment agreement), then all unvested time-based stock options and restricted shares fully accelerate and become 100% vested.

If Mr. Ramos’ employment is terminated by the Company or any of its affiliates without cause (as defined in his employment agreement), then his unvested stock options and restricted shares fully accelerate and become 100% vested. If Mr. Ramos’ employment with the Company or any of its affiliates is terminated due to death or disability, then the unvested stock options and restricted shares that would have vested in the year of such death or disability accelerate and immediately become vested.

Estimated Payments Upon Termination of Employment or Change in Control

The table below shows the severance payments and benefits that each NEO would receive upon (1) death or disability, (2) termination without cause, (3) termination with good reason, (4) termination without cause within 60 days prior to or 12 months following a change in control, (5) termination with good reason within 60 days prior to or 12 months following a change in control, (6) non-renewal by the Company prior to a change in control, (7) non-renewal by the Company following a change in control or (8) the expiration of the employment term. None of the NEOs are entitled to a payment upon a change in control absent a termination of employment. The amounts are calculated as if the date of termination (and change in control where applicable) occurred on December 31, 2015.

Name	Death or Disability ($)		Termination without cause ($)		Termination with good reason ($)		Termination without cause within 60 days prior to or 12 months following a change in control ($)		Termination with good reason within 60 days prior to or 12 months following a change in control ($)		Non- renewal by the Company prior to a change in control ($)		Non- renewal by the Company following a change in control ($)		Expiration Date of Employment Agreement ($)
Alan J. Sokol
Severance	600,000	(1)	1,800,000	(2)	1,800,000	(2)	3,000,000	(3)	3,000,000	(3)	900,000	(4)	1,200,000	(5)	—
Stock Options	1,592,500	(6)	1,592,500	(6)	1,592,500	(6)	1,592,500	(6)	1,592,500	(6)	—		—		1,592,500	(6)
Restricted Shares	3,933,338	(7)	3,933,338	(7)	3,933,338	(7)	3,933,338	(7)	3,933,338	(7)	—		—		3,933,338	(7)
Craig D. Fischer
Severance	382,500	(1)	1,215,000	(2)	1,215,000	(2)	2,047,500	(3)	2,047,500	(3)	607,500	(4)	832,500	(5)	—
Stock Options	492,915	(6)	492,915	(6)	492,915	(6)	492,915	(6)	492,915	(6)	—		—		492,915	(6)
Restricted Shares	1,475,000	(7)	1,475,000	(7)	1,475,000	(7)	1,475,000	(7)	1,475,000	(7)	—		—		1,475,000	(7)
Jose E. Ramos
Severance	—		950,000	(8)	—		950,000	(8)	—		—		—		—
Stock Options	46,400	(9)	92,800	(6)	—		—		—		—		—		—
Restricted Shares	295,000	(10)	590,000	(7)	—		—		—		—		—		—
Vicky Bathija
Severance	100,000	(1)	550,000	(2)	550,000	(2)	1,000,000	(3)	1,000,000	(3)	275,000	(4)	450,000	(5)	—
Stock Options	137,000	(6)	137,000	(6)	137,000	(6)	137,000	(6)	137,000	(6)	—		—		137,000	(6)
Restricted Shares	368,750	(7)	368,750	(7)	368,750	(7)	368,750	(7)	368,750	(7)	—		—		368,750	(7)
Alex J. Tolston
Severance	100,000	(1)	503,188	(2)	503,188	(2)	906,376	(3)	906,376	(3)	251,594	(4)	403,188	(5)	—
Stock Options	303,335	(6)	303,335	(6)	303,335	(6)	303,335	(6)	303,335	(6)	—		—		303,335	(6)
Restricted Shares	122,927	(7)	122,927	(7)	122,927	(7)	122,927	(7)	122,927	(7)	—		—		122,927	(7)

(1)                                     Represents a prorated bonus equal to the full Fiscal 2015 target bonus.  In the case of Mr. Bathija, such prorated bonus is also payable if Mr. Bathija is terminated for “cause” by reason of the Visa Conditions.

(2)                                     Represents cash severance payment of an amount equal to one times the sum of executive’s base salary and Fiscal 2015 target bonus, and a prorated bonus equal to the full Fiscal 2015 target bonus.

(3)                                     Represents cash severance payment of an amount equal to two times the sum of executive’s base salary and Fiscal 2015 target bonus, and a prorated bonus equal to the full Fiscal 2015 target bonus.

(4)                                     Represents cash severance payment of an amount equal to 6 months’ base salary continuation and a prorated bonus equal to the full Fiscal 2015 target bonus.

(5)                                     Represents cash severance payment of an amount equal to one times the sum of executive’s base salary and Fiscal 2015 target bonus.

(6)                                     Represents the cash-out value of all unvested options as of December 31, 2015, at the fair market value of Hemisphere Class A common stock ($14.75) less the exercise price assuming that any performance thresholds were met on December 31, 2015. Note that in the absence of an actual transaction, it is not possible to determine whether the thresholds would in fact actually be met.

(7)                                     Represents the market value of all unvested restricted shares as of December 31, 2015 assuming that any performance thresholds were met on December 31, 2015. Note that in the absence of an actual transaction, it is not possible to determine whether the thresholds would in fact actually be met.

(8)                                     Represents the cash severance payment equal to the remaining base salary payable through the end of executive’s employment term, and 50% of the advisory service fee under his employment agreement.

(9)                                     Represents the cash-out value of the unvested options scheduled to vest in the calendar year ending December 31, 2015, at the fair market value of Hemisphere Class A common stock ($14.75) less the exercise price. Note that in the absence of an actual transaction, it is not possible to determine whether the thresholds would in fact actually be met.

(10)                                Represents the market value of all unvested restricted shares scheduled to vest in calendar year ending December 31, 2015. Note that in the absence of an actual transaction, it is not possible to determine whether the thresholds would in fact actually be met.

Director Compensation for Fiscal 2015

Each non-employee director (other than our Vice Chairman, Mr. McNamara) receives an annual cash retainer of $40,000, the Chair of the Audit Committee receives an additional annual cash retainer of $10,000 and the other members of the Audit Committee each receive an additional annual cash retainer of $5,000. In Fiscal 2015, Messrs. Neuman and Sadusky served as members of a special committee to review certain strategic matters and provide oversight of specific transactions involving the Company.  For their service on the special committee, each of Messrs. Neuman and Sadusky received a fee of $10,000 plus meeting fees, and as a result each earned $15,500 in additional fees in Fiscal 2015. In addition to the cash compensation, each non-employee director receives an annual grant of restricted stock equal to that number of shares of Hemisphere Class A common stock with a value on the date of grant of $100,000 (or $300,000 in the case of the Chairman of the Board). The restricted stock grants vest on the day prior to the Company’s annual shareholders meeting following the grant.

The Company has engaged Mr. McNamara to provide certain consulting services to the Company and its affiliates for an average of 15 hours per week. For his consulting services, Mr. McNamara is entitled to an annual consulting fee of $152,000 (paid monthly), a discretionary annual bonus of up to $50,000, payment of health insurance premiums and Company-provided office and parking space.

The following table sets forth compensation earned by the Company’s directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(8)	Option Awards ($)(9)	All Other Compensation(10) ($)	Total ($)
Gabriel Brener	40,000	100,007	—	—	140,007
John Engelman(3)	45,000	100,007	—	—	145,007
Leo Hindery, Jr.	40,000	100,007	—	—	140,007
Peter M. Kern(4)	40,000	300,007	—	—	340,007
Eric C. Neuman(5)	65,500	100,007	—	—	165,507
James McNamara	—	—	—	232,456	232,456
Vincent L Sadusky(6)	60,500	100,007	—	—	160,507
Alan J. Sokol(7)	—	—	—	—	—
Ernesto Vargas Guajardo	40,000	100,007	—	—	140,007

(1)                                 All directors’ fees are paid immediately before the annual shareholders meeting.

(2)                                 The amount reported in this column represents the grant date fair value of restricted stock awards on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 8 to our audited financial statements for the year ended December 31, 2015.

(3)                                 Mr. Engelman is a member of our Audit Committee.

(4)                                 Mr. Kern is the Chairman of the Board.

(5)                                 Mr. Neuman is the Chairman of our Audit Committee.

(6)                                 Mr. Sadusky is a member of our Audit Committee.

(7)                                 As an employee of the Company during Fiscal 2015, Mr. Sokol received no additional compensation for his service as a director of the Company.

(8)                                 As of December 31, 2015, each of Messrs. Brener, Engelman, Vargas Guajardo, Hindery, Jr., Neuman and Sadusky had 8,265 restricted shares outstanding; and Mr. Kern had 24,794 restricted shares outstanding.

(9)                                 As of December 31, 2015, Mr. McNamara had 250,000 unexercised stock options outstanding, of which options to purchase 83,333 shares vest on April 9, 2016.

(10)                          For Mr. McNamara, the amounts reported in this column include $152,500 in consulting fees and $29,956 in health insurance premium payments, and a bonus of $50,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of each class of common stock as of March 11, 2016 by:

•                  each person (including any “group” as that term is used in Section l3(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of the outstanding shares of either class of our capital stock (each, a “5% Stockholder”);

•                  our named executive officers for the fiscal year ended December 31, 2015;

•                  each of our directors serving as of March 11, 2016; and

•                  all directors and executive officers serving as of March 11, 2016 as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% Stockholders is based upon filings with the SEC and other publicly available information. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 15,635,655 shares of Hemisphere Class A common stock and 30,027,418 shares of Hemisphere Class B common stock issued and outstanding as of the close of business on March 11, 2016. In computing the number of shares of capital stock beneficially owned by a person, the percentage ownership of that person, and voting power as a percentage of all capital stock of Hemisphere, shares of Hemisphere Class B common stock, shares of restricted Hemisphere Class A common stock and shares of Hemisphere Class A common stock subject to Warrant or option exercises held by that person that are currently expected to vest within 60 days of March 11, 2016, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Hemisphere Media Group, Inc., 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134.

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)		Percentage of Class A Common Stock Beneficially Owned(1)		Shares of Class B Common Stock Beneficially Owned(1)		Percentage of Class B Common Stock Beneficially Owned(1)		Voting Power(2)
5% Shareholders
InterMedia Partners VII, L.P.(3)	27,335,449	(4)	63.6	%(4)	26,402,043		87.9%		83.6%
Luxor Capital Partners, LP(5)	5,045,179	(5)	32.3	%(5)	—		—		1.6%
Cinéma Aeropuerto, S.A. de C.V.(6)	3,208,045	(7)	17.0	%(7)	2,996,999		10.0%		9.5%
Pleasant Lake Offshore Master Fund L.P.(8)	2,356,750	(8)	15.0	%(8)	—		—		*
Fine Capital Partners, L.P.(9)	1,561,955	(9)	10.0	%(9)	—		—		*
Deutsche Bank AG(10)	968,309	(10)	6.2	%(10)	—		—		*
Pembroke Management, LTD(11)	850,800	(11)	5.4	%(11)	—		—		*
Named Executive Officers and Directors					—		—		*
Peter M. Kern(3)	71,250	(12)(13)	*	(12)(13)	—	(13)	—	(13)	*	(13)
Vicky Bathija	25,000	(14)	*	(14)	—		—		*
Gabriel Brener(15)(16)	2,774,762	(15)	16.7	%(15)	—		—		*
John Engelman	68,751	(17)	*	(17)	—		—		*
Craig D. Fischer	484,884	(18)	3.0	%(18)	—		—		*
Leo Hindery, Jr.(3)	23,751	(19)(13)	*	(19)(13)	—	(13)	—	(13)	*	(13)
James M. McNamara	988,091	(20)	5.9	%(20)	628,376		2.1%		2.1%
Eric C. Neuman	23,851	(19)	*	(19)	—		—		*
Jose E. Ramos	85,860	(21)	*	(21)	—		—		*
Vincent L. Sadusky	23,751	(19)	*	(19)	—		—		*
Alan J. Sokol	1,172,510	(22)	7.2	%(22)	—		—		*
Alex J. Tolston	145,576	(23)	*	(23)	—		—		*
Ernesto Vargas Guajardo	23,751	(19)	*	(19)	—		—		*
All directors and executive officers as a group (16 persons)	5,958,455	(24)(13)	31.9	%(24)(13)	628,376	(13)	2.1	%(13)	3.6	%(13)

*                                           Indicates percentage is less than 1%.

(1)                                     The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)                                     Column reflects each party’s voting power as a percentage of the voting power of all of Hemisphere’s outstanding capital stock. Hemisphere Class B common stock votes on a 10 to 1 basis with the Hemisphere Class A common stock.

(3)                                     InterMedia Cine Latino, LLC is an affiliate of, and is controlled by, InterMedia Partners VII, L.P. (the “Fund”). InterMedia Partners, L.P. (the “GP”) is the general partner of the Fund. Messrs. Hindery and Kern serve as the managers of the GP. Each of InterMedia Cine Latino, LLC, the Fund and the GP, as well as Messrs. Hindery and Kern (in their capacities as managers of the GP), may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the shares owned by InterMedia Cine Latino, LLC through their respective direct or indirect ownership of the equity interests of InterMedia Cine Latino, LLC. The Fund, the GP, and Messrs. Hindery and Kern disclaim beneficial ownership of the shares held by InterMedia Cine Latino, LLC, except to the extent of their pecuniary interest therein. The address of InterMedia Cine Latino LLC is c/o InterMedia Partners, L.P., 405 Lexington Avenue, 48th Floor, New York, New York, 10174.

InterMedia Partners VII, L.P., is a limited partnership whose general partner is the GP. Messrs. Hindery and Kern serve as the managers of the GP. InterMedia Partners VII, L.P., as well as Messrs. Hindery and Kern (in their capacities as managers of the GP), may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the shares owned by InterMedia Partners VII, L.P. through their respective direct or indirect ownership of the equity interests of InterMedia Partners VII, L.P. The Fund and Messrs. Hindery and Kern disclaim beneficial ownership of the shares held by InterMedia Partners VII, L.P., except to the extent of their pecuniary interest therein. The address of InterMedia Partners VII, L.P. is c/o InterMedia Partners, L.P., 405 Lexington Avenue, 48th Floor, New York, New York, 10174.

(4)                                     Includes 722,360 shares of Hemisphere Class A common stock issuable upon exercise of Warrants, and 20,432,462 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock, of which 928,748 shares of Hemisphere Class B common stock are subject to forfeiture in the event the closing sales price of the Hemisphere Class A common stock does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 60 months of April 4, 2013. Also includes the following shares held by InterMedia Cine Latino, LLC: 211,046 shares of Hemisphere Class A common stock issuable upon exercise of Warrants, and 5,969,581 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock, of which 271,345 shares of Hemisphere Class B common stock are subject to forfeiture in the event the closing sales price of the Hemisphere Class A common stock does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 60 months of April 4, 2013.

(5)                                     The information set forth herein is based solely on information contained in Amendment No. 4 to Schedule 13D and Annual Statement of Changes in Beneficial Ownership on Form 5 filed by the following persons on August 14, 2015 and February 16, 2016, respectively: (i) Luxor Capital Partners, LP, a Delaware limited partnership (the “Onshore Fund”), which individually beneficially owns 1,204,349 shares of Hemisphere Class A common stock, (ii) Luxor Wavefront, LP, a Delaware limited partnership (the “Wavefront Fund”), which individually beneficially owns 1,781,903 shares of Hemisphere Class A common stock, (iii) Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (the “Offshore Master Fund”), which individually beneficially owns 1,874,616 shares of Hemisphere Class A common stock, (iv) Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the “Offshore Feeder Fund”) which, as the owner of a controlling interest in the Offshore Master Fund, may be deemed to beneficially own the shares of Hemisphere Class A common stock held by the Offshore Master Fund, (v) Thebes Offshore Master Fund, LP, a Cayman Islands limited partnership (the “Thebes Master Fund”), which individually beneficially owns 75,601 shares of Hemisphere Class A common stock, (vi) Thebes Partners Offshore, Ltd., a Cayman Islands exempted company (the “Thebes Feeder Fund”) which, as the owner of a controlling interest in, and together with a minority investor, the owner of 100% of the interests in Thebes Master Fund, may be deemed to beneficially own the shares of Hemisphere Class A common stock held by the Thebes Master Fund, (vii) Luxor Capital Group, LP, a Delaware limited partnership (“Luxor Capital Group”) which, as the investment manager of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Offshore Feeder Fund, the Thebes Master Fund and the Thebes Feeder Fund (collectively, the “Luxor Funds”), may be deemed to beneficially own the shares held by them and an additional 108,710 shares of Hemisphere Class A common stock held by separately managed accounts it also manages, (viii) Luxor Management, LLC, a Delaware limited liability company (“Luxor Management”)

which, as the general partner of Luxor Capital Group, may be deemed to beneficially own the shares of Hemisphere Class A common stock beneficially owned by Luxor Capital Group, (ix) LCG Holdings, LLC, a Delaware limited liability company (“LCG Holdings”), which, as the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Thebes Master Fund, may be deemed to beneficially own the shares held by each of them, and (x) Christian Leone, a United States citizen who, as the managing member of Luxor Management and LCG Holdings, may be deemed to be the beneficial owner of the shares of Hemisphere Class A common stock beneficially owned by each of Luxor Management, LCG Holdings, and Luxor Capital Group.

The Onshore Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,204,394 shares of Hemisphere Class A common stock individually beneficially owned by the Onshore Fund. The Wavefront Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,781,903 shares of Hemisphere Class A common stock individually beneficially owned by the Wavefront Fund. The Offshore Master Fund, the Offshore Feeder Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,874,616 shares of Hemisphere Class A common stock individually beneficially owned by the Offshore Master Fund. The Thebes Master Fund, Thebes Feeder Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 75,601 shares of Hemisphere Class A common stock individually beneficially owned by the Thebes Master Fund. Luxor Capital Group, Luxor Management and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 108,710 shares of Hemisphere Class A common stock held in separately managed accounts.

The business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. The business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Thebes Master Fund and the Thebes Feeder Fund is c/o M&C Corporate Services Limited, P.O Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(6)                                     The information set forth herein is based solely on information contained in Amendment No.1 to the Schedule 13D filed by the following persons on December 16, 2014: Cinema Aeropuerto, S.A. de C.V. (“Cinema Aeropuerto”) is an indirect wholly-owned subsidiary of, and is controlled by, Grupo MVS, S.A. de C.V. (“MVS”). MVS is the beneficial owner of a controlling interest in Grupo Frecuencia Modulada Television, S.A. de C.V. (“Grupo Frecuencia”), the owner of a controlling interest in Cinema Aeropuerto. Certain individuals of the Vargas Guajardo family (in their capacity as controlling shareholders in the capital stock of MVS through a trust), Grupo Frecuencia and MVS, may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the ordinary shares owned by Cinema Aeropuerto. The corresponding members of the Vargas Guajardo family, Grupo Frecuencia and MVS disclaim beneficial ownership of the shares held by Cinema Aeropuerto, except to the extent of their pecuniary interest therein. Cinema Aeropuerto’s principal place of business is Boulevard Manuel Ávila Camacho 147, Chapultepec Morales, Ciudad de México, D.F. 11510, México.

(7)                                     Includes 211,046 shares of Hemisphere Class A common stock issuable upon exercise of the Warrants and 2,996,999 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock, of which 271,345 are subject to forfeiture in the event the closing sales price of the Hemisphere Class A common stock does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 60 months of April 4, 2013.

(8)                                     The information set forth herein is based solely on information contained in Amendment No. 3 to Schedule 13G filed by the following persons on February 16, 2016: (i) Pleasant Lake Partners LLC, a Delaware limited liability company (“PLP”), (ii) PLP MM LLC, a Delaware limited liability company (“PLPM”), (iii) Pleasant Lake Offshore Master Fund L.P., a Cayman Islands limited partnership (the “Fund”) and (iv) Jonathan Lennon, a United States citizen. The Fund individually beneficially owns 2,356,750 shares of Hemisphere Class A common stock which includes 96,500 shares of Hemisphere Class A common stock issuable upon exercise of Warrants. Each of PLP, PLPM and Mr. Lennon may be deemed to beneficially own the shares held by the Fund. The Fund, PLP, PLPM and Mr. Lennon have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the 2,356,750 shares of Hemisphere Class A common stock owned by the Fund. PLP serves as the investment manager and Pleasant Lake Onshore GP LLC (“GP LLC”) serves as the General Partner of the Fund. PLPM is the managing member of PLP. Mr. Lennon serves as manager of PLPM and GP LLC.

The business address of each of PLP, the Fund, PLPM and Mr. Lennon is 110 Greene Street, Suite 604, New York, New York 10012.

(9)                                     The information set forth herein is based solely on information contained in Amendment No. 1 to the Schedule 13G and Statement of Changes in Beneficial Ownership on Form 4 filed by the following persons on February 16, 2016 and May 14, 2015, respectively: Fine Capital Partners, L.P., a Delaware limited partnership, which, as the investment manager of private funds, may be deemed to beneficially own 1,561,955 shares of Hemisphere Class A common stock held in the accounts of such funds; Fine Capital Advisors, LLC, a Delaware limited liability company, by virtue of its role as the general partner of Fine Capital Partners, L.P. may be deemed to beneficially own the shares of Hemisphere Class A common stock beneficially owned by Fine Capital Partners, L.P.; and Debra Fine, a United Stated citizen who, by virtue of her role as the manager of Fine Capital Advisors, LLC, may be deemed to beneficially own the shares of Hemisphere Class A common stock beneficially owned by Fine Capital Advisors, LLC. The business address of each of Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine is 590 Madison Avenue, 27th Floor, New York, New York 10022.

(10)                                The information set forth herein is based solely on information contained in Amendment No. 1 to the Schedule 13G filed by the following persons on February 16, 2016: Deutsche Bank AG, a German financial institution, which may be deemed to beneficially own 968,309 shares of Hemisphere Class A common stock, which includes shares of Hemisphere Class A common stock issuable upon the exercise of Warrants; Deutsche Bank Securities Inc., a Delaware corporation and subsidiary of Deutsche Bank AG, which individually beneficially owns and has sole power to vote or direct the vote of, and to dispose or direct the disposition of 960,795 shares of Hemisphere Class A common stock; and Deutsche Bank AG, London Branch, a Great Britain corporation and subsidiary of Deutsche Bank AG, which individually beneficially owns and has sole power to vote or direct the vote of, and to dispose or direct the disposition of 7,514 shares of Hemisphere Class A common stock. The business address of Deutsche Bank AG is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

(11)                                The information set forth herein is based solely on information contained in Schedule 13G filed by Pembroke Management, LTD on February 8, 2016. Pembroke Management, LTD, a Canada financial institution, individually beneficially owns and has the sole power to vote or direct the vote of, and to dispose or direct the disposition of 850,800 shares of Hemisphere Class A common stock.

The business address of Pembroke Management, LTD is 1002 Sherbrooke Street West Suite 1700, Montreal, Quebec H3A 354.

(12)                                Includes 24,794 shares of restricted Hemisphere Class A common stock which will vest the day prior to the 2016 annual meeting of stockholders.

(13)                                Does not include shares directly held by InterMedia Partners VII, L.P. and its affiliates, reported in footnotes 3 and 4 above.

(14)                                Includes 25,000 shares of restricted Hemisphere Class A common stock which will vest as follows: subject to certain exceptions, 25,000 shares will vest in equal annual installments on each of the first three (3) anniversaries of August 7, 2015.

(15)                                Includes 1,732,000 shares of Hemisphere Class A common stock held by Azteca Acquisition Holdings, LLC (“Azteca Sponsor”), 7,500 shares of Hemisphere Class A Common Stock directly held by Brener International Group, LLC (“BIG”), 1,011,111 shares of Hemisphere Class A common stock issuable upon exercise of Warrants held by BIG, and 400 shares of Hemisphere Class A common stock held by Mr. Brener’s minor children. Also includes (i) 315,152 and 104,000 shares of Hemisphere Class A common stock subject to forfeiture in the event the closing sales price of Hemisphere Class A common does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 36 and 60 months, respectively, following the consummation of the Transaction and (ii) 8,265 shares of restricted Hemisphere Class A common stock which will vest the day prior to the 2016 annual meeting of stockholders.

(16)                                Mr. Brener is the sole member and a director of Azteca Sponsor and is the manager of BIG, which is manager managed. As such Mr. Brener has sole voting and investment power with respect to these shares.

(17)                                Includes (i) 7,576 and 2,500 shares of Hemisphere Class A common stock subject to forfeiture in the event the last sales price of Hemisphere Class A common does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 36 and 60 months, respectively, following the consummation of the Transaction and (ii) 8,265 shares of restricted Hemisphere Class A common stock which will vest the day prior to the 2016 annual meeting of stockholders.

(18)                                Includes 50,000 shares of restricted Hemisphere Class A common stock which will vest, subject to certain exceptions, on April 4, 2016 and 50,000 shares of restricted Hemisphere Class A common stock which will vest upon the fair market value of the Hemisphere Class A common stock price reaching or exceeding $15.00 per share on at least ten trading days (which need not be consecutive) following the Effective Date. Also includes options to purchase 275,000 shares of Hemisphere

Class A common stock at $10.20 per share, of which options to purchase 83,333 shares of Hemisphere Class A common stock will vest on April 4, 2016.

(19)                                Includes 8,265 shares of restricted Hemisphere Class A common stock which will vest the day prior to the 2016 annual meeting of stockholders.

(20)                                Includes 109,715 shares of Hemisphere Class A common stock issuable upon exercise of Warrants, options to purchase 250,000 shares of Hemisphere Class A common stock at $15.00 per share, of which options to purchase 83,333 shares of Hemisphere Class A common stock will vest on April 9, 2016 and 628,376 shares of Hemisphere Class A common stock, which are issuable upon conversion of the Hemisphere Class B common stock, of which 28,562 shares of Hemisphere Class B common stock are subject to forfeiture in the event the closing sales price of the Hemisphere Class A common stock does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 60 months of April 4, 2013.

(21)                                Includes 20,1000 shares of restricted Hemisphere Class A common stock that will vest on December 31, 2016. Also includes options to purchase 40,000 shares of Hemisphere Class A common stock at $12.43 per share.

(22)                                Includes 166,666 shares of restricted Hemisphere Class A common stock which will vest, subject to certain exceptions, on April 4, 2016 and 100,000 shares will vest upon the fair market value of the Hemisphere Class A common stock price reaching or exceeding $15.00 per share on at least ten trading days (which need not be consecutive) following April 4, 2013. Also includes, options to purchase 550,000 shares of Hemisphere Class A common stock at $10.20 per share, of which options to purchase 100,000 shares of Hemisphere Class A common stock will vest on April 4, 2016.

(23)                                Includes 8,333 shares of restricted Hemisphere Class A common stock which will vest, subject to certain exceptions, on April 9, 2016. Also includes, options to purchase 125,000 shares of Hemisphere Class A common stock at $10.20 per share, of which options to purchase 41,666 shares of Hemisphere Class A common stock will vest on April 9, 2016.

(24)                                In addition to information set forth above for each director and named executive officer amount reported includes options to purchase 46,667 shares of Hemisphere Class A common stock, 13,333 of which will vest on May 12, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon review of Forms 3, 4, and 5 (and amendments thereto) furnished to us during or in respect to the fiscal year ended December 31, 2015 and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers, and 10% stockholders were satisfied in a timely manner during the fiscal year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

The Company’s policies and procedures for review and approval of related-person transactions appear in our Code of Business Conduct and Ethics and our Related Person Transactions Policy.

We have established policies and procedures for the review, approval and/or ratification of related party transactions. Under its charter, the Audit Committee approves all related party transactions required to be disclosed in our public filings and all transactions involving executive officers, directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics and Related Person Transactions Policy. Under our procedures, our executive officers and directors provide our General Counsel with the details of any such proposed transactions, arrangements or relationships. Proposed transactions, arrangements or relationships are then presented to our Audit Committee for review, discussion and approval. The Audit Committee may, in its discretion, request additional information from the director or executive officer involved in the proposed transaction or from management prior to granting approval for a related party transaction. All other related party transactions by individuals subject to our Code of Business Conduct and Ethics and our Related Person Transactions Policy must be approved by our Audit Committee.

The Company’s General Counsel, Chief Financial Officer and other members of our financial accounting department monitor transactions for an evaluation and determination of potential related person transactions that would need to be disclosed in the Company’s periodic reports or proxy materials under generally accepted accounting principles and applicable SEC rules and regulations.

Related Person Transactions Policy

For the purposes of our related person transaction policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest.

For purposes of our related person transaction policy, a “Related Person” means:

1.                                      any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

2.                                      any person (including any “group” as that term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934) who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.                                      any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.                                      any firm, corporation or other entity in which any of the forgoing persons is employed or is a partner or a principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.

“Related Person Transactions” shall exclude all employment relationships or transactions involving an executive officer and any related compensation resulting solely from that employment relationship which have been reviewed and approved by the Company’s Board of Directors or group of independent directors of the Company acting as a compensation committee or performing a similar function.

Transactions with Related Persons

The Company has various agreements MVS Multivision Digital S. de R.L. de C.V. and its affiliates (collectively “MVS”), a Mexican media and television conglomerate, which have directors and stockholders in common with the Company as follows:

•                  An agreement through August 1, 2017 pursuant to which MVS provides Cinelatino with satellite and support services including origination, uplinking and satellite delivery of two feeds of Cinelatino’s channel (for U.S. and Latin America), master control and monitoring, dubbing, subtitling and close captioning, and other support services (the “Satellite and Support Services Agreement”). This agreement was amended on May 20, 2015, to expand the services MVS provides to Cinelatino to include commercial insertion and editing services to support advertising sales on Cinelatino’s U.S. feed.  Total expenses incurred were $2.3 million, $2.1 million and $1.6 million for the years ended December 31, 2015, 2014 and 2013, respectively, and are included in cost of revenues.

•                  A ten-year master license agreement through July 2017, which grants MVS the non-exclusive right (except with respect to pre-existing distribution arrangements between MVS and third party distributors that are effective at the time of the consummation of the Transaction) to duplicate, distribute and exhibit Cinelatino’s service via cable, satellite or by any other means in Latin America and in Mexico to the extent that Mexico distribution is not owned by MVS. Pursuant to the agreement, Cinelatino receives revenue net of MVS’s distribution fees, which is presently equal to 13.5% of all license fees collected from distributors in Latin America and Mexico. Total revenues recognized were $5.1 million, $4.2 million and $2.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.  MVS has terminated the agreement effective February 29, 2016.

•                  An affiliation agreement through August 1, 2017 for the distribution and exhibition of Cinelatino’s programming service through Dish Mexico (dba Commercializadora de Frecuencias Satelitales, S de R.L. de C.V.), an MVS affiliate that transmits television programming services throughout Mexico. Total revenues recognized were $2.0 million, $1.9 million and $1.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

•                  An affiliation agreement, effective July 2015 through January 2018 for the distribution and exhibition of Pasiones’ Latin American programming service through Dish Mexico (dba Comercializadora de Frecuencias Satelitales, S de R.L. de C.V.), an MVS affiliate that transmits television programming services throughout Mexico. Total revenues recognized were $0 for the year ended December 31, 2015.

•                  In November 2015, we licensed programming from MVS.  Expenses incurred under this agreement are included in cost of revenues and amounted to $0.0 million for the year ended December 31, 2015. At December 31, 2015 $0.0 million is included in programming rights related to this agreement.

•                  In November 2013, we licensed six movies from MVS. Expenses incurred under this agreement are included in cost of revenues and amounted to $0.0 million for the years ended December 31, 2015, 2014, and 2013. At December 31, 2015 and 2014, $0.1 million is included in programming rights related to this agreement.

Amounts due from MVS pursuant to the agreements noted above, amounted to $1.7 million and $1.3 million at December 31, 2015 and 2014, respectively, and are remitted monthly. Amounts due to MVS pursuant to the agreements noted above amounted to $1.1 million and $0.7 million at December 31, 2015 and 2014, respectively, and are remitted monthly.

We entered into a three-year consulting agreement effective April 9, 2013 with James M. McNamara, a member of the Company’s board of directors, to provide the development, production and maintenance of programming, affiliate relations, identification and negotiation of carriage opportunities, and the development, identification and negotiation of new business initiatives including sponsorship, new channels, direct-to-consumer programs and other interactive initiatives. Total expenses incurred under these agreements are included in selling, general and administrative expenses and amounted to $0.2 million for each of the years ended December 31, 2015, 2014 and 2013. Amounts due this related party totaled $0 and $0.1 million at December 31, 2015 and 2014, respectively.

We have entered into programming agreements with Panamax Films, LLC (“Panamax”), an entity owned by James M. McNamara for the licensing of three specific movie titles. Expenses incurred under this agreement are included in cost of revenues in the accompanying consolidated statements of operations, and amounted to $0.0 million for each of the years ended December 31, 2015, 2014 and 2013. At December 31, 2015 and 2014, $0.1 million and $0.2 million, respectively, is included in other assets in the accompanying consolidated balance sheets as prepaid programming related to these agreements.

During 2013, we engaged Pantelion to assist in the licensing of a feature film in the United States. Pantelion is a joint venture made up of several organizations, including Panamax Films, LLC (“Panamax”), Lions Gate Films Inc. (“Lions Gate”) and Grupo Televisa. Panamax is owned by James McNamara, who is also the Chairman of Pantelion. We agreed to pay to Pantelion, in connection with their services, up to 12.5% of all “licensing revenues”.  Total licensing revenues are included in net revenues in the accompanying consolidated statements of operations and amounted to $0.0 million for the years ended December 31, 2015, 2014 and 2013. Total expenses incurred are included in cost of revenues in the accompanying consolidated statements of operations and amounted to $0.0 million for each of the years ended December 31, 2015 and 2014, and $0.3 million for the year ended December 31, 2013. Amounts due Pantelion at December 31, 2015 and 2014 totaled $0.  In October 2015, Pantelion purchased advertising time on one of our channels, which amounted to $0.0 million, net of commission.

Effective February 1, 2015, we entered into a licensing agreement to license the rights to fourteen (14) motion pictures from Lions Gate for a total license fee of $0.8 million. Some of the fourteen titles are owned by Pantelion, for which Lions Gate acts as Pantelion’s exclusive licensing agent. Fees paid by Cinelatino to Lions Gate may be remunerated to Pantelion in accordance with their financial arrangements. Expenses incurred under this agreement are included in cost of revenues in the accompanying consolidated statements of operations, and amounted to $0.2 million for the year ended December 31, 2015.  At December 31, 2015, $0.2 million is included in programming rights in the accompanying consolidated balance sheets related to this agreement.

We entered into a services agreement with InterMedia Advisors, LLC (“IMA”) which has officers, directors and stockholders in common with the Company for services including, without limitation, office space and operational support pursuant to a reimbursement agreement with IMA’s affiliate, InterMedia Partners VII, L.P. Amounts due to this related party amounted to $0.0 million at December 31, 2015 and 2014. Amounts receivable from the related party and amounts due to the related party are included in selling, general and administrative expenses, netted to $0.0 million for each of the years ended December 31, 2015, 2014 and 2013.

Principal Accounting Fees and Services

The following table summarizes the fees RSM US LLP, our independent auditor, billed to us for each of the last two fiscal years (in thousands):

	Audit Fees $	Audit-Related Fees $	Tax Fees $	All Other Fees $	Total
2015	453,702	115,256	67,345	—	636,303
2014	376,013	—	41,726	—	417,739

In the above table, in accordance with the SEC’s definitions and rules, “Audit Fees” are fees we paid RSM US LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K and the review of our financial statements included in Form 10-Qs or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax Fees” are fees for tax compliance, tax advice, and tax planning. Such fees were attributable to services for tax-compliance assistance and tax advice. “All Other Fees” are fees, if any, for any services not included in the first three categories.

Pre-Approval of Independent Auditor Services and Fees

It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence. The Audit Committee pre-approved the Fiscal 2015 audit services engagement performed by RSM US LLP. In accordance with the Audit Committee’s pre- approval policy, the Audit Committee has pre-approved all other specified audit, non-audit, tax, and other services.

DESCRIPTION OF CAPITAL STOCK

General

Capital Stock

We are authorized to issue 100,000,000 shares of Hemisphere Class A common stock, 33,000,000 shares of Hemisphere Class B common stock and 50,000,000 shares of Hemisphere preferred stock, each with a par value $0.0001 per share. As of March 11, 2016, Hemisphere had 15,635,655 shares of Hemisphere Class A common stock outstanding, 30,027,418 shares of Hemisphere Class B common stock outstanding and no shares of Hemisphere preferred stock outstanding.

Common Stock

Stockholders of record of Hemisphere Class A common stock are entitled to one vote for each share held on all matters to be voted on by holders of Hemisphere Class A common stock. Stockholders of record of Hemisphere Class B common stock are entitled to ten votes for each share held on all matters to be voted on by holders of Hemisphere Class B common stock. Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected at each annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor.

The shares of Hemisphere Class B common stock are convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Hemisphere Class A common stock. Such right may be exercised by delivering to our office (i) the certificate or certificates representing the shares of Hemisphere Class B common stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (ii) written notice to us stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Hemisphere Class A common stock issued upon conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on our books. Any conversion of Hemisphere Class B common stock shall be subject to any necessary approval of the FCC and such conversion shall not become effective until such time and date as the order of the FCC approving such event shall be granted. Each share of our Hemisphere Class B common stock will be deemed to have been converted automatically into a share of our Hemisphere Class A common stock upon transfer to any transferee other than certain permitted transferees, generally limited to the Company, and family members and affiliates of certain Hemisphere Class B stockholders.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Hemisphere Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. No shares of preferred stock are being issued in connection with this offering or registered hereunder.

Warrants

Summary of Warrants

In connection with the Transaction, we issued Warrants to the public warrantholders of Azteca, Azteca’s Sponsor and certain third party investors. Each Warrant entitles the holder thereof to purchase one-half share of Hemisphere Class A common stock upon payment of the exercise price of $6.00 per half-share (subject to adjustment under certain circumstances). As of March 11, 2016, there were 13,249,559 Warrants exercisable for 6,624,780 shares of Hemisphere Class A common stock.

Warrants Issued to Azteca Public Warrantholders

Each Warrant issued to the Azteca public warrantholders as a result of the consummation of the Transaction entitles the registered holder to purchase shares of Hemisphere Class A common stock on the same terms as were in effect with respect to the Amended Azteca Warrants immediately prior to the consummation of the Transaction, subject to adjustment as discussed below. As long as we maintain an effective registration statement for the registration of the exercise of the Warrants for our Hemisphere Class A common stock, holders of Warrants must pay the exercise price for their Warrants in cash and may not exercise these Warrants on a cashless basis.

If we withdraw or do not maintain the effectiveness of the registration statement, we will be required to permit holders to exercise their Warrants on a cashless basis. If an exemption is not available, the Warrants will be exercisable only if a registration statement relating to the Hemisphere Class A common stock issuable upon exercise of the warrants is effective and a prospectus relating to the Hemisphere Class A common stock issuable upon exercise of the Warrants is current. The Warrants will expire five years after the completion of the Transaction, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

Once the Warrants become exercisable, we may call the Warrants (except for the Sponsor Warrants and Seller Warrants) (as described below) for redemption:

•                  in whole and not in part;

•                  at a price of $0.01 per Warrant;

•                  upon not less than 30 days’ prior written notice of redemption, to each warrantholder; and

•                  if, and only if, the closing sales price of the Hemisphere Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third business day before Hemisphere sends the notice of redemption to the warrantholders.

The redemption notice will be mailed by first class mail, postage prepaid, to the registered holders of the Hemisphere warrants.  If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise of such holder’s Warrant prior to the scheduled redemption date.

If we call the Warrants for redemption as described above, our management has the option to require any holder that wishes to exercise such holder’s Warrants to do so on a “cashless basis.”

The exercise price, the redemption price and number of shares of Hemisphere Class A common stock issuable on exercise of the Warrants (as described above) may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of Hemisphere Class A common stock issuable on exercise of the Warrants will not be adjusted for issuances of Hemisphere Class A common stock at a price below the exercise price of the Warrants.

No fractional shares will be issued upon exercise of the Warrants. A warrantholder may exercise its Warrants only for a whole number of shares of Hemisphere Class A common stock. Only an even number of Warrants may be exercised at any given time by the registered warrantholder. For example, if a registered warrantholder holds one Warrant to purchase one-half of a share of Hemisphere Class A common stock, such Warrant shall not be exercisable. If a registered warrantholder holds two Warrants, such Warrants shall be exercisable for one share of Hemisphere Class A common stock.

Hemisphere will not be required to cash settle any such exercise of Hemisphere warrant under any circumstances.

The Warrants have been issued in registered form and are governed by the Warrant Agreement, as amended, between Continental Stock Transfer & Trust Company, as warrant agent, and Hemisphere.

Sponsor Warrants and Seller Warrants

Immediately following the consummation of the Transaction, Hemisphere sold to certain investors in a private placement transaction exempt from registration under the Securities Act, an aggregate of 2,333,334 Seller Warrants to purchase 1,166,667 shares of Hemisphere Class A common stock that are substantially identical to the warrants issued to the public warrantholders of Azteca for a purchase price per warrant equal to $0.50.

Azteca issued 4,666,667 Sponsor Warrants to Azteca’s Sponsor, pursuant to the warrant agreement, dated as of June 29, 2011, between Azteca and Continental Stock Transfer & Trust Company, at the time of its initial public offering. The Sponsor Warrants were amended and subsequently were automatically converted immediately prior to the consummation of the Transaction into the right to acquire shares of Hemisphere Class A common stock an exercise price of $6.00 per half-share on the same terms as were in effect immediately prior to the consummation of the Transaction.

The Sponsor Warrants and Seller Warrants have terms and provisions that are identical to the warrants issued to the public warrantholders of Azteca, except that (i) the Sponsor Warrants and Seller Warrants are not redeemable by Hemisphere so long as they are held by Azteca’s Current Sponsor Warrantholders, and the investors, respectively, or their respective permitted transferees and may be exercised on a cashless basis and (ii) the warrants issued to the public warrantholders of Azteca are redeemable by Hemisphere and may not be exercised by their holders on a cashless basis (except as described above). The Sponsor Warrants and Seller Warrants are also subject to certain transfer restrictions.

Dividends

We have not declared any dividends in the past and we do not anticipate paying dividends on our common stock in the foreseeable future. Our Amended Term Loan Facility restricts our ability to declare dividends in certain situations. Additionally, dividends to us from WAPA are also subject to certain local taxation. The payment of any dividends will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the Hemisphere board of directors is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future.

Certain Certificate of Incorporation, By-Law and Statutory Provisions

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the Delaware General Corporation Law (the “DGCL”) summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt of the Company. The description of our amended and restated certificate of incorporation and amended and restated bylaws is not complete and is qualified in its entirety by reference to the full text of such organizational documents, copies of which are filed as exhibits 3.1 and 3.2 in this registration statement on Form S-3, of which this prospectus forms a part.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under federal securities laws. In addition, our amended and restated certificate of incorporation provides that we indemnify and hold harmless each director and officer to the fullest extent provided by the laws of the State of Delaware.

Corporate Opportunity

Our amended and restated certificate of incorporation also provides that the doctrine of “corporate opportunity” will not apply against our stockholders, their affiliates and the directors elected or appointed to serve on the board in a manner that would prohibit them from investing in competing businesses or doing business with our clients or customers. Our amended and restated certificate of incorporation provides that our stockholders, their affiliates and the directors elected or appointed by the stockholders (other than the Chief Executive Officer, who may also serve as a director) to the Board shall have no obligation to us, our stockholders or any other person to present any such business opportunity to us before presenting and/or developing it with any other person, other than business opportunities specifically presented to any such stockholder or director (in his or her capacity as stockholder or director, respectively) for our benefit. Our amended and restated certificate of incorporation waives any and all claims and causes of action, and renounces any interest or expectancy, that we believe we may have for or in such business opportunities.

Special Meetings of Stockholders

Our amended and restated by-laws provide that special meetings of stockholders may be called at any time by our board or directors and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call a special meeting or to require that our board of directors request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated by-laws provide that stockholders may take action by written consent if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In addition, our amended and restated by-laws establish advance notice procedures for:

•                  stockholders to nominate candidates for election as a director; and

•                  stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws. To be timely, the notice must be received at our corporate headquarters, addressed to our secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or from nominating candidates for director at an annual meeting.

Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Our stockholders may only remove directors for cause and with the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Amendment of the Certificate of Incorporation and By-Laws

Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with the provisions in our certificate of incorporation relating to our board of directors, stock ownership, limitations of liability, indemnification, conflicts of interest or amendments.

Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied.

Transfer Agent

The transfer agent for Hemisphere Class A common stock and Hemisphere Class B common stock and warrant agent for Warrants is Continental Stock Transfer & Trust Company.

Regulatory Restrictions

Our amended and restated certificate of incorporation provides that we may restrict the ownership or proposed ownership of shares of our capital stock by any person if such ownership or proposed ownership may (a) be inconsistent with or result in a violation of the Communications Act or FCC rules and policies, (b) limit or impair any existing or proposed business activities under the Federal Communications Laws (as defined in our amended and restated certificate of incorporation) or (c) subject us to any regulation under the Federal Communications Laws to which we would not be subject but for such ownership or proposed ownership (collectively, “FCC Regulatory Limitations”). If we believe that such ownership or proposed ownership may result in an FCC Regulatory Limitation, such person shall furnish promptly to us such information as we shall request. If (a) any person from whom information is requested should not provide all the information requested by us or (b) we shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of our capital stock results or could result in an FCC Regulatory Limitation, then we may (i) refuse to permit the transfer of shares of our capital stock to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) redeem such shares of our capital stock held by such stockholder in accordance with the terms and conditions set forth in our amended and restated certificate of incorporation, (iv) require the conversion of any or all of the shares of Hemisphere Class B common stock held by such stockholder into an equal number of Hemipshere Class A common stock and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of Hemisphere Class A common stock applicable to Non-U.S. Holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the IRS as to any of the tax considerations described below. There can be no assurance that the IRS will not challenge one or more of the tax considerations described below.

This discussion only addresses beneficial owners of Hemisphere Class A common stock, and it is assumed for purposes of this discussion that Non-U.S. Holders (as defined below) hold shares of Hemisphere Class A common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire Hemisphere Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, and Non-U.S. Holders who hold Hemisphere Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as U.S. federal estate tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holder should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Hemisphere Class A common stock that is an individual, corporation, estate or trust, other than:

•                  an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•                  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Hemisphere Class A common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding shares of Hemisphere Class A common stock should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR HEMISPHERE CLASS A COMMON STOCK. HOLDERS OF OUR HEMISPHERE CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR HEMISPHERE CLASS A COMMON STOCK.

Distributions

Distributions of cash or property that we pay in respect of Hemisphere Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “—U.S. Trade or Business Income,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of Hemisphere Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in Hemisphere Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds Hemisphere Class A common stock elects) otherwise, we

(or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) certifying such stockholder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of Hemisphere Class A Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of Hemisphere Class A common stock unless:

•                  the gain is U.S. trade or business income, in which case the gain will be subject to tax in the manner described below under “—U.S. Trade or Business Income”;

•                  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

•                  we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder’s holding period in Hemisphere Class A common stock, in which case, subject to the exception described in the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a “United States real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the total fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a United States real property holding corporation, gain will not be subject to tax as U.S. trade or business income if a Non-U.S. Holder’s holdings (direct and indirect) at all times during the applicable period constituted 5% or less of Hemisphere Class A common stock, provided that shares of Hemisphere Class A common stock were regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of Hemisphere Class A common stock will be considered to be “U.S. trade or business income” if (A) such income or gain is (i) effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if you are an individual, a fixed base) that such Non-U.S. Holder maintains in the United States, or (B) we are or have been a United States real property holding corporation at any time during the shorter of the five-year period ending on the date of the disposition of Hemisphere Class A common stock and the Non-U.S. Holder’s holding period for the Hemisphere Class A common stock (subject to the exception set forth above in the second paragraph of “—Sale, Exchange or Other Taxable Disposition of Hemisphere Class A Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that a Non-U.S. Holder complies with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, such Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on such holder’s U.S. trade or business income unless an applicable income tax treaty provides otherwise. Any U.S. trade or business income received by a Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty).

Information Reporting and Backup Withholding

We must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the dividends are U.S. trade or business income, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

Backup withholding, however, generally will not apply to distributions payable to a Non-U.S. Holder of shares of Hemisphere Class A common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Payments on the sale or other taxable disposition of Hemisphere Class A common stock made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the Non-U.S. Holder is not a U.S. person (as defined in the Code) and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), set forth in Sections 1471 through 1474 of the Code, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions. Withholding under FATCA will generally apply to payments of U.S. source fixed, determinable, annual and periodic income to foreign financial institutions that are not in compliance with FATCA; in the case of gross proceeds arising from the dispositions of capital assets such as shares of the Hemisphere Class A common stock, withholding under FATCA will generally apply to payments made after December 31, 2018 to such foreign financial institutions.

Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to Hemisphere, passed upon the validity of the securities of Hemisphere offered by this prospectus.

EXPERTS

The consolidated financial statements of Hemisphere Media Group, Inc., as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and management’s assessment of internal control over financial reporting as of December 31, 2015, incorporated by reference to our Annual Report on Form 10-K have been so included in reliance on the report of RSM US LLP, an independent registered public accounting firm, as set forth in their report with respect thereto, and are included in reliance on the authority of said firm as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes in our affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest form 10-K and that have not been described in a Form 8-K filed under the Securities and Exchange Act of 1934.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Hemisphere Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement.

Hemisphere files annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Hemisphere’s public filings are also available to the public from the SEC’s website at www.sec.gov. You may request a copy of Hemisphere’s filings with the SEC (excluding exhibits) and any documents incorporated by reference in this registration statement at no cost by writing Hemisphere at Hemisphere Media Group, Inc., 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134, or via electronic mail at ir@hemispheretv.com, or by telephoning Investor Relations by telephone at (212) 687-8080.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 14, 2016 (including the exhibits thereto); and

•                  the description of the Hemisphere Class A common stock contained in our Registration Statement on Form 8-A (filed on April 22, 2013).

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of Hemisphere Class A common stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by us in connection with the issuance and distribution of shares of Hemisphere Class A common stock being registered hereby.

Securities and Exchange Commission registration fee	$9,992.67	*
Accounting fees and expenses	$15,000
Legal fees and expenses	$25,000
Financial printing and miscellaneous expenses	$5,000
Total	$54,992.67

* Previously paid in connection with the filing of Hemisphere’s Registration Statement on Form S-4 (File No. 333-186210), which is amended hereby.

Item 15.  Indemnification of Officers and Directors.

Exculpation and Indemnification

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or for any transaction from which the director derived an improper personal benefit. Hemisphere’s certificate of incorporation limits the personal liability of a director to the Registrant and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

In addition, Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. Hemisphere’s certificate of incorporation provides for indemnification of directors or officers of the Registrant for any liability incurred in their official capacity to the fullest extent permissible under the DGCL.

Indemnification Agreements

Hemisphere has entered into indemnification agreements with its directors, officers and key employees which may, in certain cases, be broader than the specific indemnification provisions contained in its amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements require Hemisphere, among other things, to indemnify such officers, directors and key employees against certain liabilities that may arise by reason of their status or service as directors, officers or key employees of Hemisphere or of another entity at the request of Hemisphere and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Item 16.  Exhibits

(a)                                 Exhibits

The following is a list of exhibits filed, furnished or incorporated by reference as a part of this registration statement.

Exhibit No.		Description of Exhibits
2.1

Merger Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, InterMedia Español Holdings, LLC, Cine Latino, Inc., Hemisphere Merger Sub I, LLC, Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on January 25, 2013 (File No. 333-186210)).

2.2

Asset Purchase Agreement, dated as of January 22, 2014, by and among Hemisphere Media Holdings, LLC, Media World, LLC and the other parties named therein. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 23, 2014 (File No. 001-35886)).

3.1

Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

3.2

Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.1

Specimen Hemisphere Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.2

Specimen Hemisphere Class B Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.3

Specimen Warrant Certificate (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.4

Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, Azteca Acquisition Holdings, LLC, Brener International Group, LLC, InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-4 filed with the Commission on January 25, 2013 (File No. 333-186210)).

4.5

Lock-Up Agreement, dated as of January 22, 2013, by and among InterMedia Español Holdings, LLC, Cine Latino, Inc. and the parties identified as “IM Investor”, “Cine Investors” and “Azteca Investors” therein (incorporated herein by reference to Exhibit 4.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.6

Warrant Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to Azteca Acquisition Corporations’ Current Report on Form 8-K filed with the Commission on July 6, 2011 (File No. 000-54443).

4.7

Assignment, Assumption and Amendment of Warrant Agreement, dated as of April 4, 2013, by and among Azteca Acquisition Corporation, the Company and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.6 to the Company’s Registration Statement on Form 8-A filed with the Commission on April 4, 2013 (File No. 000-54925)).

4.8

Hemisphere Media Group, Inc. 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on April 10, 2013 (File No. 333-187846)).

4.9

Registration Rights Agreement by and among the Company and the parties identified therein, dated January 22, 2013 (incorporated herein by reference to Exhibit 10.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.10

Joinder and Waiver to Registration Rights Agreement, by and among the Company and the parties identified as Transferees and Investors therein, dated April 2, 2015 (incorporated herein by reference to Exhibit 4.10 to Company’s Registration Statement on Form S-3 filed with the Commission on April 3, 2015 (File No. 333-203223)).

5.1

Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (incorporated herein by reference to Exhibit 5.1 to Company’s Registration Statement on Form S-4, filed with the Commission on March 15, 2013 (File No. 333-186210)).

23.1		Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
23.2	*	Consent of RSM US LLP.
24.1	*	Power of Attorney (see signature page to this Registration Statement on Form S-3).

*                                         Filed herewith

Item 17.  Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(i)(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)                                 That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)                                 That, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(7)                                 That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on March 14, 2016.

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Alan J. Sokol
Alan J. Sokol Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Alan J. Sokol, Alex Tolston and Craig D. Fischer and each of them, as the true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for each of the undersigned and in the name, place and stead of each of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 one or more Registration Statement(s) on Form S-3 relating to the registration for sale of the debt and/or equity securities of the Company, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, with full power and authority to do and perform any and all acts and things whatsoever required, necessary or desirable to be done in the premises, hereby ratifying and approving the act of said attorneys and any of them and any such substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2016.

Name	Title

/s/ Alan J. Sokol	Chief Executive Officer, President and Director (Principal
Alan J. Sokol	Executive Officer)

/s/ Peter M. Kern
Peter M. Kern	Chairman of the Board and Director

/s/ Craig D. Fischer	Chief Financial Officer (Principal Financial Officer and Chief
Craig D. Fischer	Accounting Officer)

/s/ Gabriel Brener
Gabriel Brener	Director

/s/ John Engelman
John Engelman	Director

/s/ Leo Hindery, Jr.
Leo Hindery, Jr.	Director

/s/ James M. McNamara
James M. McNamara	Director

/s/ Eric C. Neuman
Eric C. Neuman	Director

/s/ Vincent L. Sadusky
Vincent L. Sadusky	Director

/s/ Ernesto Vargas Guajardo
Ernesto Vargas Guajardo	Director

EXHIBIT INDEX

Exhibit No.		Description of Exhibits
2.1

Merger Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, InterMedia Español Holdings, LLC, Cine Latino, Inc., Hemisphere Merger Sub I, LLC, Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on January 25, 2013 (File No. 333-186210)).

2.2

Asset Purchase Agreement, dated as of January 22, 2014, by and among Hemisphere Media Holdings, LLC, Media World, LLC and the other parties named therein. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 23, 2014 (File No. 001-35886)).

3.1

Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

3.2

Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.1

Specimen Hemisphere Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.2

Specimen Hemisphere Class B Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.3

Specimen Warrant Certificate (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.4

Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, Azteca Acquisition Holdings, LLC, Brener International Group, LLC, InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-4 filed with the Commission on January 25, 2013 (File No. 333-186210)).

4.5

Lock-Up Agreement, dated as of January 22, 2013, by and among InterMedia Español Holdings, LLC, Cine Latino, Inc. and the parties identified as “IM Investor”, “Cine Investors” and “Azteca Investors” therein (incorporated herein by reference to Exhibit 4.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.6

Warrant Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to Azteca Acquisition Corporations’ Current Report on Form 8-K filed with the Commission on July 6, 2011 (File No. 000-54443).

4.7

Assignment, Assumption and Amendment of Warrant Agreement, dated as of April 4, 2013, by and among Azteca Acquisition Corporation, the Company and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.6 to the Company’s Registration Statement on Form 8-A filed with the Commission on April 4, 2013 (File No. 000-54925)).

4.8

Hemisphere Media Group, Inc. 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on April 10, 2013 (File No. 333-187846)).

4.9

Registration Rights Agreement by and among the Company and the parties identified therein, dated January 22, 2013 (incorporated herein by reference to Exhibit 10.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).

4.10

Joinder and Waiver to Registration Rights Agreement, by and among the Company and the parties identified as Transferees and Investors therein, dated April 2, 2015 (incorporated herein by reference to Exhibit 4.10 to Company’s Registration Statement on Form S-3 filed with the Commission on April 3, 2015 (File No. 333-203223)).

5.1

Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (incorporated herein by reference to Exhibit 5.1 to Company’s Registration Statement on Form S-4, filed with the Commission on March 15, 2013 (File No. 333-186210)).

23.1		Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
23.2	*	Consent of RSM US LLP.
24.1	*	Power of Attorney (see signature page to this Registration Statement on Form S-3).

*                                         Filed herewith